Exhibit 2.1

Execution

BUSINESS COMBINATION AGREEMENT

dated

November 3, 2021

by and among

AGBA Acquisition Limited,

TAG International Limited,

TAG Asset Partners Limited,

OnePlatform International Limited,

OnePlatform Holdings Limited,

TAG Asia Capital Holdings Limited,

and

TAG Holdings Limited

i

4.26	Environmental Laws	27
4.27	Finders’ Fees	27
4.28	Powers of Attorney and Suretyships	27
4.29	Directors	27
4.30	Certain Business Practices	27
4.31	Money Laundering Laws	28
4.32	Not an Investment Company	28
4.33	No Other Representations and Warranties	28
4.34	Representations and Warranties of OPH and Fintech	28

Article V REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND THE MERGER SUBS		28
5.1	Corporate Existence and Power	28
5.2	Corporate Authorization	28
5.3	Governmental Authorization	29
5.4	Non-Contravention	29
5.5	Finders’ Fees	29
5.6	Issuance of Shares	29
5.7	Capitalization	29
5.8	Information Supplied	30
5.9	Litigation	30
5.10	Trust Fund	30
5.11	Listing	30
5.12	No Market Manipulation	31
5.13	Sarbanes-Oxley Act	31
5.14	Not an Investment Company	31
5.15	Board Approval	31
5.16	Acquiror SEC Documents and Financial Statements	31
5.17	Certain Business Practices	33
5.18	Money Laundering Laws	33
5.19	Litigation and Claims	33
5.20	No Other Representations and Warranties	34
5.21	Representations and Warranties of Merger Subs	34

Article VI COVENANTS OF All PARTIES HERETO		34
6.1	Alternative Transactions	34
6.2	Access to Information	35
6.3	Notices of Certain Events	35
6.4	Registration Statement and Proxy Statement; Acquiror Extraordinary General Meeting	36
6.5	Form 8-K; Press Releases	40
6.6	Reporting and Compliance with Laws	40
6.7	Third Party Consents	40
6.8	Reasonable Best Efforts; Further Assurances	40
6.9	Tax Treatment	40
6.10	Compliance with SPAC Agreements	41
6.11	Confidentiality	41

6.12	Directors’ and Officers’ Indemnification and Insurance	42
6.13	Private Financing	43
6.14	Restrictive Legends	43

Article VII COVENANTS OF THE ACQUIROR AND THE MERGER SUBS		43
7.1	Conduct of Business	43
7.2	Trust Account	43
7.3	Employees of the Group Parties	44
7.4	Nasdaq Matters	44
7.5	Section 16 of the Exchange Act	44
7.6	Release	44
7.7	Merger Subs	45
7.8	Settlement of Acquiror Liabilities	45

Article VIII COVENANTS OF THE GROUP PARTIES		45
8.1	Conduct of Business	45
8.2	Annual and Interim Financial Statements	47
8.3	Financial Information	47
8.4	Group Parties Disclosure Schedules and Exhibits.	47
8.5	OPH Merger	48

Article IX CONDITIONS TO CLOSING		48
9.1	Conditions to the Obligations of the Parties	48
9.2	Conditions to Obligations of the Acquiror	49
9.3	Conditions to Obligations of B2B, B2BSub, HKSub, OPH, Fintech and TAG	50

Article X INDEMNIFICATION		51
10.1	Indemnification of the Acquiror	51
10.2	Procedure	51
10.3	Survival of Indemnification Rights	53
10.4	Holdback Shares	53
10.5	Exclusive Remedy	54

Article XI DISPUTE RESOLUTION		55
11.1	Arbitration	55
11.2	Waiver of Jury Trial; Exemplary Damages	56
11.3	Other Remedies; Specific Performance	56

Article XII TERMINATION		57
12.1	Termination Without Default	57
12.2	Termination Upon Default	57
12.3	Survival	57

Article XIII MISCELLANEOUS		58
13.1	Notices	58
13.2	Amendments; No Waivers; Remedies	59

13.3	Arm’s length bargaining; no presumption against drafter	60
13.4	Publicity	60
13.5	Expenses	60
13.6	No Assignment or Delegation	60
13.7	Governing Law	60
13.8	Counterparts; facsimile signatures	61
13.9	Entire Agreement	61
13.10	Severability	61
13.11	Construction of certain terms and references; captions	61
13.12	Further Assurances	62
13.13	Third Party Beneficiaries	62
13.14	Waiver	62
13.15	Legal Representation	63

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of November 3, 2021 (the “Signing Date”), by and among AGBA Acquisition Limited, a British Virgin Islands business company (the “Acquiror”), TAG International Limited, a British Virgin Islands business company (“B2B”), TAG Asset Partners Limited, a British Virgin Islands business company and a wholly owned subsidiary of B2B (“B2BSub” and together with B2B, the “B2B Subs”), OnePlatform International Limited, a Hong Kong company (“HKSub”), OnePlatform Holdings Limited, a Hong Kong company (“OPH”), TAG Asia Capital Holdings Limited, a British Virgin Islands business company (“Fintech”), and TAG Holdings Limited, a British Virgin Islands business company (“TAG”). The Acquiror, B2B, B2BSub, OPH, Fintech, and TAG are sometimes referred to herein individually as a “party” and, collectively, as the “parties”.

W I T N E S E T H:

A.	HKSub is a wholly owned subsidiary of B2BSub, and B2BSub is a wholly owned subsidiary of B2B;

B.	OPH, through its wholly owned subsidiaries, is engaged in business-to-business or B2B services (the “B2B Services Business”);

C.	Prior to the Closing, HKSub will merge with and into OPH (the “OPH Merger”), with OPH as the surviving entity, and as a result of which OPH will, prior to the Closing, become a wholly owned subsidiary of B2B;

D.	Fintech, through its wholly owned Subsidiaries, is engaged in the financial technology or fintech business (collectively, with the B2B Services Business, the “Platform Business”);

E.	The Acquiror is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

F.	AGBA Merger Sub I Limited (or such other name to be agreed), which is to be a British Virgin Islands business company (“Merger Sub I”) and AGBA Merger Sub II Limited (or such other name to be agreed), which is to be a British Virgin Islands business company (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and each of which is to be a wholly owned subsidiary of the Acquiror, will both be formed promptly after this Agreement is signed;

G.	The parties hereto desire that Merger Sub I shall merge with and into B2B, and that Merger Sub II shall merge with and into Fintech (together, the “Acquisition Merger”), upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the BVI Business Companies Act (as defined below);

H.	Upon the consummation of the transactions contemplated by this Agreement, as of the Closing the Acquiror shall become the 100% owner of the Platform Business;

I.	On the terms and subject to the conditions set forth herein, and in consideration of the Acquisition Merger, Acquiror shall issue the Aggregate Stock Consideration as directed by TAG, in its capacity as sole shareholder of B2B and Fintech, subject to compliance with applicable Law;

J.	Following the signing of this Agreement, the parties hereto intend to further document certain aspects of the transactions contemplated by this Agreement in ancillary agreements to be mutually agreed;

K.	The parties intend that the Acquisition Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (as defined herein); and

L.	Certain capitalized terms used herein are defined in Article I hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Acquiror Charter” means the amended and restated memorandum and articles of association of the Acquiror, as in effect on the date hereof.

1.2 “Acquiror Extraordinary General Meeting” has the meaning set forth in Section 6.4(h).

1.3 “Acquiror Material Adverse Effect” means a material adverse change or a material adverse effect that would prevent or materially delay the ability of the Acquiror, Merger Sub I, or Merger Sub II to perform its obligations under this Agreement, provided, however, that “Acquiror Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquiror operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, except for changes that disproportionately affect the Acquiror; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of any Group Party; (vi) any matter of which the Acquiror is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof, except for changes that disproportionately affect the Acquiror; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement; or (ix) any natural or man-made disaster or acts of God.

1.4 “Acquiror Ordinary Shares” means the ordinary shares of the Acquiror with par value US$0.001 per share.

1.5 “Acquiror Rights” means the right to receive one-tenth (1/10) of an Acquiror Ordinary Share.

1.6 “Acquiror Securities” means Acquiror Ordinary Shares, Acquiror Warrants, Acquiror Rights, Acquiror UPO and Acquiror Units, collectively.

1.7 “Acquiror Securities Redemptions” has the meaning set forth in Section 7.2.

1.8 “Acquiror Transaction Costs” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing in connection with the negotiation, preparation and execution of this Agreement, the Additional Agreements and the consummation of the Acquisition Merger, whether paid or unpaid prior to the Closing.

1.9 “Acquiror Unit” means a unit of the Acquiror comprised of one Acquiror Ordinary Share, one warrant to purchase one-half of one Acquiror Ordinary Share, and one right to receive one-tenth (1/10) of one Acquiror Ordinary Share upon the consummation of the Acquisition Merger.

1.10 “Acquiror UPO” means the option issued to Maxim Partners LLC (and/or its designees), to purchase up to an aggregate of 276,000 Acquiror Units at a price of US$11.50 per Acquiror Unit.

1.11 “Acquiror Warrants” means one warrant entitling the holder thereof to purchase one-half of one Acquiror Ordinary Share at a price of US$11.50 per whole Acquiror Ordinary Share.

1.12 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim commenced, brought, or heard by or before any Authority or any assessment for Taxes or otherwise.

1.13 “Additional Agreements” means the Plans of Merger, the Articles of Merger, the Employment Agreements, each of the Lock-up Agreements required pursuant to Section 1.60, and such other agreements as the parties hereto may agree, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto, all to be agreed among the parties promptly (but not later than 60 days after the Signing Date unless otherwise agreed by the parties in writing). The agreed forms of the Plans of Merger, the Articles of Merger, the Employment Agreement, and the Lock-up Agreement shall be attached to this Agreement as Exhibits.

1.14 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.15 “Aggregate Stock Consideration” means, in the aggregate, 55,500,000 Acquiror Ordinary Shares (or such higher number of Acquiror Ordinary Shares as the parties hereto may agree in writing) to be issued as directed by TAG, in its capacity as sole shareholder of B2B and Fintech (subject to compliance with applicable Law), with a deemed price per share of US$10.00.

1.16 “Amended Charter” means the fourth amended and restated Acquiror Charter required to be approved at the Acquiror Extraordinary General Meeting and registered with the BVI Registrar of Corporate Affairs, and to be agreed between the parties hereto promptly (but no later than 60 days after the Signing Date unless otherwise agreed by the parties in writing), the agreed form of which will be attached to this Agreement as an Exhibit.

1.17 “Articles of Merger” means the written articles of merger specifying certain details with respect to the Acquisition Merger, as required under section 171(1) of the BVI Business Companies Act for Articles of Merger I and Articles of Merger II, to be filed with the BVI Registrar of Corporate Affairs, and as further described in Section 2.2.

1.18 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

1.19 “Balance Sheet Date” means June 30, 2021.

1.20 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.21 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.22 “BVI Business Companies Act” means the BVI Business Companies Act, 2004, as amended from time to time.

1.23 “BVI Law” means the Law of the British Virgin Islands from time to time.

1.24 “BVI Registrar of Corporate Affairs” means the Registrar of Corporate Affairs responsible for the administration of the BVI Business Companies Act.

1.25 “Code” means the Internal Revenue Code of 1986, as amended.

1.26 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any of the Group Party is a party or by which any of its respective assets are bound, including any entered into by the Group Parties in compliance with Section 7.1 after the Signing Date and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Group Parties’ dominion or control.

1.27 “Control” of a Person (including the term “Controlled” by a Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (I) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled by Contract or pursuant to the Controlled Person’s Organizational Documents to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.28 “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or resulting epidemics, pandemic or disease outbreaks.

1.29 “COVID-19 Measures” means, collectively, any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, policy, guideline or recommendation by any Authority in connection with or in response to COVID-19 and applicable to the Group Parties and the Platform Business.

1.30 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.31 “Dollars” or “US$” means the lawful currency of the United States.

1.32 “Employment Agreements” mean the separate employment agreements that shall be entered upon Closing and subject to further negotiation between the Post-Combination Company and each of the Key Personnel after the date of this Agreement, provided that each employment agreement shall contain compensation and benefits that are no event less favorable than that to which such individual was entitled immediately prior to the Closing Date.

1.33 “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.34 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.35 “Extended Holdback Amount” has the meaning set forth in Section 10.4(a).

1.36 “Extended Holdback Period” has the meaning set forth in Section 10.4(a).

1.37 “Fraud Claim” means any claim that involves an actual and intentional misrepresentation solely with respect to the representations and warranties set forth in Article IV (with respect to the Warrantor) or Article V (with respect to the Acquiror and, upon their accession to this Agreement, the Merger Subs), as applicable, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, or similar theories that do not constitute common law fraud under Delaware law.

1.38 “Governmental Entity” means: (a) any federal, provincial, state, local, municipal, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

1.39 “Group Parties” means, collectively, B2B, B2BSub, HKSub, OPH, Fintech and their respective Subsidiaries, and each a “Group Party”.

1.40 “Group Parties’ Knowledge” or “Knowledge of the Group Party” means the actual knowledge or awareness as to a specific fact or event of the Persons as set forth in Schedule 1.40.

1.41 “Group Parties Material Adverse Effect” means any event occurrence, fact, condition, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the Platform Business, the assets, Liabilities, results of operations or condition (financial or otherwise), of B2B, Fintech, and/or their consolidated Subsidiaries, taken as a whole, whether or not arising from transactions in the Ordinary Course of Business; or (b) the ability of B2B, Fintech and/or their consolidated Subsidiaries to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is party or bound or to perform its obligations hereunder or thereunder, whether or not arising from transactions in the Ordinary Course of Business; provided, however, that “Group Parties Material Adverse Effect” shall not include any event, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Group Parties operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, or pandemics, including effects related to the COVID-19 pandemic, COVID-19 Measures, or any changes thereto or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Acquiror; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including effects related to the identity of the Acquiror and losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with any of the Group Parties; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by B2B, Fintech and/or their Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

1.42 “Group Parties Transaction Costs” shall mean all fees, costs and expenses of the Group Parties, in each case, incurred prior to and through the Closing in connection with the negotiation, preparation and execution of this Agreement and the Additional Agreements and the consummation of the Acquisition Merger, whether paid or unpaid prior to the Closing.

1.43 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant, or a contaminant.

1.44 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.45 “Holdback Shares” means a number of Acquiror Ordinary Shares that represent three percent (3%) of the Aggregate Stock Consideration.

1.46 “Hong Kong Dollars or HK$” means the lawful currency of Hong Kong SAR.

1.47 “Hong Kong Law” means the Law of Hong Kong SAR from time to time.

1.48 “IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board.

1.49 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the Ordinary Course of Business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under IFRS or U.S. GAAP, (g) all guarantees by such Person of any of the items set forth in items (a) through (f), and (h) any Contract to incur any of the same.

1.50 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, U.R.L., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, solely to the extent protectable by applicable Law and which is owned or licensed or filed by the Group Parties, or used or held for use in the Platform Business, whether registered or unregistered or domestic or foreign.

1.51 “Inventory” is defined in the UCC.

1.52 “IPO” means the initial public offering of the Acquiror pursuant to a prospectus dated May 15, 2019.

1.53 “Key Personnel” means (i) Mr. Ng Wing Fai and (ii) Mr. Shu Pei Huang, Desmond.

1.54 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.55 “Leases” means the leases set forth on Schedule 1.55 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.56 “Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

1.57 “Legal Restraint” means any Law that has been adopted or promulgated, or which is in effect, or any temporary, preliminary or permanent Order issued by a court or other Authority of competent jurisdiction.

1.58 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.59 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing, in each instance, other than Permitted Liens.

1.60 “Lock-up Agreement” means each agreement with respect to Acquiror Ordinary Shares and all exhibits and schedules thereto, to be agreed between the parties hereto promptly (but not later than 60 days after the Signing Date unless otherwise agreed by the parties in writing), the agreed form of which shall be attached to this Agreement as an Exhibit. The parties hereto agree that (a) all Persons (excluding TAG) who receive Acquiror Ordinary Shares equivalent to one percent (1.0%) or more of the Aggregate Stock Consideration (less the Holdback Shares) will be required to execute a Lock-Up Agreement; and (b) the duration of the lock-up period in the Lock-Up Agreement will be at least 180 days commencing on the first Business Day after the Closing Date.

1.61 “Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

1.62 “Merger Sub Shareholder Approvals” means the resolution of the Acquiror, as the sole shareholder of Merger Sub I and Merger Sub II, approving and adopting the Plans of Merger and the Articles of Merger.

1.63 “Nasdaq” means the Nasdaq Capital Market.

1.64 “Order” means any decree, order, judgment, writ, judicial or arbitral award, injunction, verdict, determination, binding decision, rule or consent of or by an Authority.

1.65 “Ordinary Course of Business” means the ordinary course of business and practice of a Person; provided, that any actions taken by any Group Party in respect to COVID-19 or any COVID-19 Measures shall be deemed to be in the Ordinary Course of Business.

1.66 “Organizational Documents” means, with respect to any Person that is not an individual, its memorandum and articles of association or similar organizational documents, in each case, as amended and currently in effect.

1.67 “Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities, in each case, not yet delinquent or the amount or validity of which is being contested in good faith; (ii) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Acquiror or the Merger Subs; (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Group Parties so encumbered, either individually or in the aggregate, (C) not resulting from a breach, default or violation by any of the Group Parties of any Contract or Law; (iv) the Liens set forth on Schedule 1.67; and (v) Liens that, individually or in the aggregate, would not reasonably be expected to have a Group Parties Material Adverse Effect.

1.68 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.69 “Plans of Merger” means the written plans of merger containing such information with respect to the Acquisition Merger as required under section 170(2) of the BVI Business Companies Act for Plan of Merger I and Plan of Merger II, and which will be appended to the applicable Articles of Merger filed with the BVI Registrar of Corporate Affairs, and as further described in Section 2.2.

1.70 “Post-Combination Company” means the Acquiror following Closing.

1.71 “Proxy Statement” has the meaning set forth in Section 6.4.

1.72 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.73 “Registration Statement” means the registration statement on Form S-1, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Acquiror under the Securities Act with respect to the Registration Statement Securities.

1.74 “Registration Statement Securities” has the meaning set forth in Section 6.4.

1.75 “Related Parties” means, with respect to a Person, such Person’s former, current and future direct or indirect equity holders, controlling Persons, shareholders, option holders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

1.76 “Representatives” means employees, agents, officers, directors, representatives and advisors.

1.77 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.78 “SEC” means the Securities and Exchange Commission.

1.79 “Securities Act” means the Securities Act of 1933, as amended.

1.80 “Shareholder Representative” has the meaning set forth in Section 2.7.

1.81 “Sponsor” means AGBA Holding Limited.

1.82  “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.83 “TAG Audited Financial Statements” has the meaning set forth in Section 8.2.

1.84 “TAG Financial Statements” has the meaning set forth in Section 4.11(a).

1.85 “TAG Shareholder Approvals” means, collectively, the resolutions of the shareholders of B2B and Fintech, approving and adopting the Plans of Merger and the Articles of Merger and the resolutions of the shareholders of HKSub and OPH, approving the OPH Merger.

1.86 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Group Parties and other tangible property, including the items listed on Schedule 4.13.

1.87 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.88 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.89 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.90 “Third Party Consent” means any permission, consent, license, agreement, authorization or “right to use” required from a third party, including an Authority, whether under a Contract or otherwise.

1.91 “Transfer Taxes” means any transfer, documentary, sales, use, stamp, valued added, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

1.92 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.93 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.94 “Warrantor” has the meaning set forth in Article IV.

1.95 “Warrantor’s Knowledge” or “Knowledge of the Warrantor” means the actual knowledge or awareness as to a specific fact or event of the Persons whose names, employers and titles are as set forth in Schedule 1.95.

Article II
THE ACQUISITION MERGER

2.1 Acquisition Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable BVI Law, at the Effective Time, Merger Sub I shall be merged with and into B2B, upon which the separate corporate existence of Merger Sub I shall cease, and B2B shall continue as the surviving company under BVI Law and become a wholly owned subsidiary of the Acquiror.

(b) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable BVI Law, at the Effective Time, Merger Sub II shall be merged with and into Fintech, upon which the separate corporate existence of Merger Sub II shall cease, and Fintech shall continue as the surviving company under BVI Law and become a wholly owned subsidiary of the Acquiror.

2.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition Merger (the “Closing”) shall occur via the remote electronic exchange of documentation, unless otherwise agreed by the parties hereto, and shall be deemed to take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154 at 10:00 a.m. local time, on a date no later than five (5) Business Days after the satisfaction or waiver of all the conditions set forth in Article IX, or at such other place and time as B2B, Fintech, and the Acquiror may mutually agree upon. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Subject to the provisions of this Agreement, at the Closing, (i) B2B and Merger Sub I shall execute a plan of merger (“Plan of Merger I”) and articles of merger (“Articles of Merger I”); (ii) Fintech and Merger Sub II shall execute a plan of merger (“Plan of Merger II”) and articles of merger (“Articles of Merger II”), Plan of Merger II, together with Plan of Merger I, being the “Plans of Merger,” and Articles of Merger II together with Articles of Merger I, being the “Articles of Merger”, and (iii) the parties hereto shall cause the Acquisition Merger to be consummated under BVI Law by filing the Articles of Merger with the Registrar of Corporate Affairs of the British Virgin Islands in accordance with the relevant provisions of the BVI Business Companies Act (the date and time of the registration of such filings by the Registrar of Corporate Affairs of the British Virgin Islands, or such later time, not more than 30 calendar days from the registration of such filings, as may be agreed by B2B, Fintech, and the Acquiror in the their respective Articles of Merger, being the “Effective Time”).

2.3 Effect of the Acquisition Merger.

(a) At the Effective Time, the effect of the Acquisition Merger shall be provided for in (i) this Agreement, (ii) the Articles of Merger, (iii) the applicable provisions of the BVI Business Companies Act.

(b) Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of each of Merger Sub I and B2B shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of B2B, as the surviving company, which shall include the assumption by B2B of any and all agreements, covenants, duties, and obligations of Merger Sub I and B2B set forth in this Agreement to be performed after the Effective Time.

(c) Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of each of Merger Sub II and Fintech shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Fintech, as the surviving company, which shall include the assumption by Fintech of any and all agreements, covenants, duties and obligations of Merger Sub II and Fintech set forth in this Agreement to be performed after the Effective Time.

2.4 Board of Directors. As of the Closing, the Acquiror’s board of directors will consist of five (5) directors, who shall all be designated by TAG, in its capacity as the sole shareholder of B2B and Fintech, on their behalf, and a majority of whom shall qualify as independent directors under Nasdaq rules.

2.5 Cancellation of Treasury Shares. At the Closing Date, any securities of B2B and Fintech held in treasury shall be canceled and extinguished without any conversion thereof or payment therefor.

2.6 Further Assurances. Following the Closing, each of the parties hereto (including the Merger Subs upon their accession to this Agreement) shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions, as may be reasonably required to carry out the provisions of and give effect to the transactions contemplated by this Agreement.

2.7 Shareholder Representative. On or before Closing, TAG may appoint a shareholder representative who shall have the authority to act on behalf of TAG, in its capacity as the sole shareholder of B2B and Fintech, with respect to any actions or obligations of TAG under this Agreement (the “Shareholder Representative”); provided, however, that the Shareholder Representative shall not be entitled to take any action in respect of the Aggregate Stock Consideration, including voting as a shareholder of AGBA, or otherwise dispose of Acquiror Ordinary Shares. Promptly after such appointment, TAG shall inform the Acquiror of the contact details of the Shareholder Representative.

Article III
CONSIDERATION

3.1 Aggregate Stock Consideration. Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the Acquiror shall issue the full amount of the Aggregate Stock Consideration, less the Holdback Shares, as directed by TAG, in its capacity as sole shareholder of B2B and Fintech, subject to compliance with applicable Law. Upon the expiry of the Survival Period, as defined in Section 10.4(a), the Acquiror shall issue the Holdback Shares as directed by TAG, in its capacity as sole shareholder of B2B and Fintech, subject to compliance with applicable Law, and deliver such Holdback Shares pursuant to the terms of Section 10.4. Upon the written agreement of the parties hereto, the Acquiror may deliver all or a portion of the Aggregate Stock Consideration in the form of cash, pursuant to payment mechanisms to be mutually agreed.

3.2 Effect of Merger on Group Parties’ Equity Securities.

(a) Conversion of Equity Securities.

At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of any party, all equity securities of B2B and of Fintech issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into TAG’s right to direct receipt of, without interest, the Aggregate Stock Consideration.

(b) Share Capital of Merger Sub I and Merger Sub II.

(i) Each share of Merger Sub I that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Acquisition Merger and without further action on the part of the Acquiror, as sole shareholder of Merger Sub I, be converted into and become one issued and outstanding ordinary share of, par value US$0.001 per share, of B2B, which shall constitute the only issued and outstanding shares of B2B immediately after the Effective Time, and shall be owned by Acquiror.

(ii) Each share of Merger Sub II that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Acquisition Merger and without further action on the part of the Acquiror, as the sole shareholder of Merger Sub II, be converted into and become one issued and outstanding ordinary share of, par value US$0.001 per share, of Fintech, which shall constitute the only issued and outstanding shares of Fintech immediately after the Effective Time, and shall be owned by Acquiror.

3.3 No Excluded Shares. The parties acknowledge that no issued and outstanding equity securities of B2B or of Fintech are owned by B2B or Fintech or any of their respective direct or indirect subsidiaries immediately prior to the Effective Time.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE WARRANTOR

Except as set forth in the disclosure schedules delivered to the Acquiror simultaneously with the execution of this Agreement (the “Group Parties Disclosure Schedules”), TAG, in its capacity as sole shareholder of B2B and Fintech (and in such capacity referred to as the “Warrantor”), hereby represents and warrants to the Acquiror that each of the following representations and warranties are true, correct, and complete as of the date of this Agreement (or, if a specific date is indicated in any such statement, true and correct as of such specified date). References to B2B in this Article IV, except as set forth in Section 4.5, shall also refer to OPH for all periods prior to the Closing Date.

4.1 Corporate Existence and Power. Each of the Group Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. Each Group Party has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Platform Business, in each case, as presently conducted in all material respects except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Group Parties. Each Group Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Group Parties Material Adverse Effect. The Group Parties have leased real properties located only at the addresses set forth on Schedule 4.1. All corporate actions taken by the Group Parties in connection with this Agreement and the Additional Documents will be duly authorized on or prior to the Closing.

4.2 Authorization. The execution, delivery and performance by the Warrantor of this Agreement and the Additional Agreements and the consummation by the Warrantor of the transactions contemplated hereby and thereby are within the corporate powers of the Warrantor and have been duly authorized by all necessary action on the part of the Warrantor. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Warrantor, enforceable against the Warrantor in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3 Governmental Authorization. Neither the execution, delivery nor performance by the Warrantor of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority (each such approval, a “Governmental Approval”) other than (a) the approvals listed on Schedule 4.3, and (b) where failure to obtain such consent, approval, license or take any such action or, would not reasonably be expected to have, individual or in the aggregate, a Group Parties Material Adverse Effect.

4.4 Non-Contravention. Except as set forth on Schedule 4.4, none of the execution, delivery or performance by the Warrantor of this Agreement or any Additional Agreements, and the consummation of the Acquisition Merger contemplated hereby and thereby, does or will (a) contravene or conflict with the Organizational Documents of the Warrantor, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Warrantor, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Warrantor or require any payment or reimbursement or to a loss of any material benefit relating to the Platform Business to which the Warrantor is entitled under any provision of any Permit of or Contract which is an obligation binding upon the Warrantor or by which any of the Group Party’s assets is or may be bound, (d) result in the creation or imposition of any Lien on any of the Group Parties’ assets, (e) cause a loss of any material benefit relating to the Platform Business to which the Group Parties are entitled under any provision of any Permit or Contract binding upon the Group Parties, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Group Party’s assets, except, solely with respect to clauses (b) through (f), where such actions would not, individually or in the aggregate, have a Group Parties Material Adverse Effect.

4.5 Capitalization. No issued and outstanding share capital of OPH (“OPH Capital Stock”) or Fintech (“Fintech Capital Stock”) is held in its treasury. All of the issued and outstanding OPH Capital Stock and Fintech Capital Stock has been duly authorized and validly issued and will be fully paid and non-assessable prior to the Closing and has not been issued in violation of any preemptive or similar rights of any Person. The only shares of B2B capital stock (“B2B Capital Stock”) and Fintech Capital Stock that will be outstanding immediately after the Closing will be B2B Capital Stock and Fintech Capital Stock owned by the Acquiror. No other class of capital stock of any of OPH or Fintech is authorized or outstanding. There are no: (a) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of OPH Capital Stock, Fintech Capital Stock or any other interest in OPH or Fintech, or (b) to the Knowledge of the Warrantor, agreements with respect to any OPH Capital Stock or Fintech Capital Stock, including any voting trust, other voting agreement or proxy with respect thereto. As of a time prior to the Closing, HKSub has been merged into OPH.

4.6 Organizational Documents. Copies of the Organizational Documents of each Group Party have heretofore been made available to the Acquiror, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. No Group Party has taken any action in violation or derogation of its Organizational Documents such that would reasonably be expected to, individually or in the aggregate, have a Group Parties Material Adverse Effect.

4.7 Corporate Records. All proceedings material to the business and operations of the Group Parties taken as a whole occurring since October 1, 2017 of the boards of directors of the Group Parties, including committees thereof, and all consents to actions taken thereby, are accurately reflected in all material respects in the minutes and records contained in the corporate minute books of the Group Parties. The stock ledgers and stock transfer books of the Group Parties are complete and accurate. The stock ledgers and stock transfer books and minute book records of the Group Parties relating to all issuances and transfers of stock by the Group Parties, and all proceedings of the board of directors, including committees thereof, and shareholders of the Group Parties since October 1, 2017, have been made available to the Acquiror, and are the original stock ledgers and stock transfer books and minute book records of the Group Parties or true, correct and complete copies thereof in all material respects.

4.8 Assumed Names. Schedule 4.8 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years prior to the date of this Agreement used by the Group Parties, including names on any websites. Since June 30, 2019, to the Knowledge of the Warrantor, none of the Group Parties has used any name other than the names listed on Schedule 4.8 to conduct the Platform Business. Each Group Party has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, except where such failure has not had and would not reasonably be expected to, individually or in the aggregate, have a Group Parties Material Adverse Effect.

4.9 Subsidiaries. Schedule 4.9 sets forth the name of each Subsidiary of OPH and Fintech, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. Except as set forth on Schedule 4.9 as the case may be, (i) all of the outstanding equity securities of each Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by OPH, Fintech or one of their Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which OPH, Fintech or any of their Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary is a party or which are binding upon any Subsidiary providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary; (v) no Subsidiary of OPH or Fintech has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 4.9, neither OPH nor Fintech owns or has any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Group Parties is a participant in any joint venture, partnership or similar arrangement, and (viii) there are no outstanding Contracts to which members of the Group Parties are party requiring such Person to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.10 Consents. The Contracts listed on Schedule 4.10 are the only Contracts binding upon the Group Parties or by which any of the Group Parties’ assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, authorizations, orders or other actions or filings which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Group Parties Material Adverse Effect.

4.11 Financial Statements.

(a) Schedule 4.11 includes (i) the unaudited combined consolidated financial statements of OPH and Fintech as of and for the fiscal years ended December 31, 2020 and 2019, consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statements and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such date, and (ii) the unaudited combined consolidated financial statements of OPH and Fintech as of and for the six (6) month period ended June 30, 2021, consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statement for the six (6) month periods ended on such date, and the unaudited consolidated cash flow statements for the six (6) month periods ended on such date (collectively, the “TAG Unaudited Financial Statements,” and together with the TAG Audited Financial Statements, the “TAG Financial Statements”). Schedule 4.11 shall be provided within fifteen (15) days from the Signing Date.

(b) The TAG Financial Statements are complete and accurate and fairly present in all material respects the financial position of the Group Parties as of the dates thereof and the results of operations of the Group Parties for the periods reflected therein in conformity with U.S. GAAP. The TAG Financial Statements (i) were prepared from the Books and Records of the Group Parties (except as expressly noted therein); (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; and (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Group Parties’ financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations.

(c) Except as specifically disclosed, reflected or fully reserved against on the TAG Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the Ordinary Course of Business since the Balance Sheet Date, there are no Liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Group Parties that would be required to be set forth on the TAG Financial Statements in accordance with U.S. GAAP except as would not have, individually or in the aggregate, a Group Parties Material Adverse Effect.

(d) B2B and Fintech have established and maintained a system of internal accounting controls. To the Group Parties’ Knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of B2B’s and Fintech’s financial reporting and the preparation of the TAG Financial Statements for external purposes in accordance with U.S. GAAP.

(e) There are no outstanding loans or other extensions of credit made by the Group Parties to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Group Parties. No Group Party has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Except as otherwise noted in the TAG Financial Statements, the accounts and notes receivable reflected in the TAG Financial Statements: (i) arose from bona fide sales transactions in the Ordinary Course of Business and are payable on ordinary trade terms, (ii) to the Warrantor’s Knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the Warrantor’s Knowledge, are not subject to any valid set-off or counterclaim to which any Group Party has been notified in writing as of the Signing Date except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of any Group Party as of the Signing Date.

4.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Acquiror by or on behalf of the Group Parties are accurate, complete, and authentic in all material respects.

(a) The Books and Records accurately and fairly, in all material respects and in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Group Parties. The Group Parties maintain a system of internal accounting controls that are designed to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Group Parties, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Group Parties have been properly and accurately kept and completed in all material respects, and to the Knowledge of the Group Parties there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.12(b), no Group Party has any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Group Parties and which is not located at the relevant office.

4.13 Absence of Certain Changes. Since the Balance Sheet Date, the Group Parties have conducted the Platform Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13, since the Balance Sheet Date, there has not been, with respect to any Group Party:

(a) any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Group Parties Material Adverse Effect;

(b) any action the Group Parties have taken that if taken after the date hereof would require the Acquiror’s consent pursuant to Section 7.1; or

(c) any binding commitment or agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.14 Properties; Title to the Group Parties’ Assets.

(a) Except as set forth on Schedule 4.14(a) or as would not reasonably be expected to, individually or in the aggregate, have a Group Parties Material Adverse Effect, the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b) All of the Tangible Personal Property is located at the offices of the Group Parties.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Group Parties Material Adverse Effect, the Group Parties have good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of the Tangible Personal Property reflected on the TAG Financial Statements or acquired thereafter prior to the date hereof. Except as set forth on Schedule 4.14(c), no such Tangible Personal Property is subject to any Liens other than Permitted Liens. Except as would not reasonably be expected to, individually or in the aggregate, have a Group Parties Material Adverse Effect, the Group Parties’ assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Group Parties to operate the Platform Business immediately after the Closing in the same manner as the Platform Business is being conducted as of the date of this Agreement.

4.15 Litigation and Claims. Except as set forth on Schedule 4.15, there is no Action (or any basis therefore) pending, or to the best Knowledge of the Group Parties, threatened (i) against or affecting, the Group Parties, any of its directors, the Platform Business, or any of the Group Parties’ assets other than in the Ordinary Course of Business; or (ii) against or by the Group Parties or any Affiliate of Group Parties that challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements or materially impair the ability of the Group Parties to perform their obligations hereunder. There are no outstanding Orders and no judgments, penalties or awards against or affecting a Group Party that would, individually or in the aggregate, reasonably to be expected to have a material adverse effect on the ability of a Group Party to enter into and perform its obligations under this Agreement. No Group Party is and has been in the past five (5) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Group Parties Material Adverse Effect.

4.16 Contracts.

(a) Schedule 4.16(a) lists all material Contracts, oral or written (collectively, “Material Contracts”) to which any Group Party is a party, and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, a Group Party of US$5,000,000 (or its Hong Kong Dollar equivalent) or more (other than standard purchase and sale orders entered into in the Ordinary Course of Business);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by a Group Party in excess of US$5,000,000 (or its Hong Kong Dollar equivalent) annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of a Group Party or other Person, under which the Group Parties (A) has continuing obligations for payment of annual compensation of at least US$1,000,000 (or its Hong Kong Dollar equivalent) (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person in excess of US$1,000,000 (or its Hong Kong Dollar equivalent) on an annual basis (other than COBRA obligations), or (C) has an obligation to make a payment solely upon consummation of the transactions contemplated hereby or solely as a result of a change of control of a Group Party;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Group Party is a party;

(v) all Contracts relating to any acquisitions or dispositions of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses or licenses for commercially available, non-customized software or Contracts for the license of any intellectual property rights having an annual license fee of less than US$1,000,000 (or its Hong Kong Dollar equivalent);

(vii) all Contracts relating to confidentiality and non-disclosure agreements restricting the conduct of a Group Party in any material manner or materially limiting the freedom of the Group Parties, taken as a whole, to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights owned by the Group Parties, excluding customer contracts or licenses granted by a Group Party in the Ordinary Course of Business;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Group Parties, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, which, individually or in an aggregate, involve potential payments thereunder in excess of US$3,000,000 (or its Hong Kong Dollar equivalent)

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which a Group Party holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of US$500,000 (or its Hong Kong Dollar equivalent) per month;

(xi) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, in each instance, for amounts over US$1,000,000 (or its Hong Kong Dollar equivalent) individually;

(xii) any Contract relating to the voting or control of the equity interests of the Group Parties or the election of directors of a Group Party (other than the Organizational Documents of the Group Parties);

(xiii) any Contract not cancellable by the Group Parties with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to a Group Party in excess of US$3,000,000 (or its Hong Kong Dollar equivalent) per the terms of such Contract;

(xiv) any Contract that can be terminated, or the provisions of which are altered, solely as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which a Group Party is a party; and

(xv) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement that would be material to the Group Parties, taken as a whole.

(b) Except as set forth on Schedule 4.16(b), each Material Contract is a valid and binding agreement, and is in full force and effect, and neither a Group Party nor, to the Warrantor’s Knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract where such breach or default would not, individual or in the aggregate, has a Group Parties Material Adverse Effect. Except as set forth on Schedule 4.16(b), no Group Party has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Group Parties’ assets. Except as set forth on Schedule 4.16(b), no Contract imposes any non-competition covenants that may materially restrict the Platform Business or require any material payments by or with respect to the Acquiror or any of its Affiliates solely as a result of the consummation of the transaction contemplated hereby. The Group Parties previously provided to the Acquiror true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract.

(c) Except as set forth on Schedule 4.16(c), none of the execution, delivery or performance by TAG, B2B, B2BSub, HKSub, OPH and Fintech of this Agreement or the Additional Agreements to which either of them is a party or the consummation by either of them of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of a Group Party or to a loss of any material benefit to which the Group Parties is entitled under any provision of any Material Contract.

(d) Except as set forth on Schedule 4.16(d), the Group Parties are in compliance with all covenants, including all financial covenants, all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness included as a Material Contract that is not being repaid prior to the Closing.

4.17 Licenses and Permits. Schedule 4.17 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Platform Business, together with the name of the Authority issuing the same which are material to the business and operations of the Group Parties (the “Permits”). Except as indicated on Schedule 4.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Third Party Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Group Parties have all Permits necessary to operate the Platform Business, except for the failure to have, individually or in the aggregate, any Permits that would not be reasonably expected to have a Group Parties Material Adverse Effect.

4.18 Compliance with Laws. Except as set forth on Schedule 4.18(a), no Group Party is in violation of any Law, the violation of which would not be reasonably expected to have a Group Parties Material Adverse Effect, and, to the Knowledge of the Group Parties, no Group Party is under investigation with respect to a violation of any such Law or Order nor has any Group Party received any written notice of any such violation.

(a) Without limiting the foregoing paragraph, except as set forth on Schedule 4.18(a), no Group Party is in violation of, the violation of which would not be reasonably expected to have a Group Parties Material Adverse Effect, and no Group Party is under investigation with respect to a violation of, nor has any Group Party received any notice of any such violation of, any provisions of:

(i) any Law applicable due to the specific nature of the Platform Business;

(ii) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”); or

(iii) any comparable or similar Law of any jurisdiction in which the Group Parties conduct business.

(b) Except as set forth on Schedule 4.18(b), no Permit, other than those held by a Group Party, is required by a Group Party in the conduct of the Platform Business under any of the Laws described in this Section 4.18 other than those Permits the failure to hold would not be reasonably expected to have a Group Parties Material Adverse Effect.

4.19 Intellectual Property.

(a) Schedule 4.19(a) sets forth a true, correct and complete list of all registered or pending applications for Intellectual Property Rights owned by a Group Party, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b) Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) no Group Party has been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any intellectual property rights, and the Group Parties have no knowledge of any other claim of infringement by a Group Party, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of a Group Party.

(c) To the Knowledge of the Group Parties, the current use by the Group Parties of the Intellectual Property Rights does not infringe, and the use by the Group Parties of the Intellectual Property Rights after the closing will not infringe, the rights of any other Person. Any material Intellectual Property Rights used by the Group Parties in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Group Parties and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d) Except as disclosed on Schedule 4.19(d), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Group Party or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Group Party is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Group Party (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) None of the execution, delivery or performance by the Group Parties of this Agreement or any of the Additional Agreements to which B2B, B2BSub, HKSub, OPH or Fintech is a party or the consummation by the Group Parties of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Group Parties immediately prior to the Closing to not be owned, licensed or available for use by the Group Parties on substantially the same terms and conditions immediately following the Closing.

(f) The Group Parties have taken commercially reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Group Parties or otherwise used in the operation of the Platform Business.

4.20 Employees.

(a) Schedule 4.20(a) sets forth a true, correct, and complete list of each of the Key Personnel of the Group Parties as of June 30, 2021, setting forth the name and title for each such person.

(b) Except as set forth on Schedule 4.20(b), the Group Parties are not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Group Parties, non-competition agreement restricting the activities of the Group Parties, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Group Parties.

(c) There are no pending or, to the Knowledge of the Group Parties and the Knowledge of the Warrantor, threatened claims or proceedings against the Group Parties under any worker’s compensation policy or long-term disability policy.

4.21 Employment Matters.

(a) Schedule 4.21(a) sets forth a true and complete list of every employment agreement exceeding US$1,000,000 (or its Hong Kong Dollar equivalent) in annual salary, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of a Group Party now in effect or under which a Group Party has or might have any obligation, or any understanding between a Group Party and any employee concerning the terms of such employee’s employment that does not apply to the Group Party’s employees generally (collectively, “Labor Agreements”). The Group Parties have previously delivered to the Acquiror true and complete copies of each such Labor Agreement, any employee handbook or policy statement of each Group Party, and complete and correct information concerning each Group Party’s employees.

(b) Except as disclosed on Schedule 4.21(b):

(i) to the Knowledge of the Group Parties, no employee of the Group Parties, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer;

(ii) to the Knowledge of the Group Parties, as of the Signing Date, none of the officers of the Group Parties has indicated an intent to terminate his or her employment with the Group Parties. The Group Parties are in compliance in all material respects and, to the Group Parties’ Knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Group Parties and such individuals; and

(iii) no Group Party is a party to any collective bargaining agreement or has any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Group Parties.

4.22 Withholding. Except as disclosed on Schedule 4.22, all obligations of the Group Parties applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by the Group Parties to trusts or other funds or to any Authority, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the TAG Financial Statements. Except as disclosed on Schedule 4.22, all reasonably anticipated obligations of the Group Parties with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the Ordinary Course of Business), whether arising by operation of Law, by Contract or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by (or properly accrued for) the Group Parties prior to the Closing Date.

4.23 Real Property.

(a) Except as set forth on Schedule 4.23, the Group Parties do not own, or otherwise have an ownership interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. Each Group Party has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.23, free and clear of all Liens. No Group Party has breached or violated any local zoning ordinance in any way that would materially interfere with the Group Parties, and no written notice from any Authority has been received by a Group Party or served upon a Group Party claiming any violation of any local zoning ordinance.

(b) With respect to each of the Leases: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Group Parties, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Group Parties thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Group Parties hold the leasehold estate on each of the Leases, free and clear of all Liens except for the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by any Group Party is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. Such Group Party is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. Each of the Leases provides for the leasing of all useable square footage of the premise located at the leased Real Property. The Group Parties does not owe any brokerage commission with respect to any Real Property.

4.24 Accounts. Schedule 4.24 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Group Parties, including the account number and name, the name of each depositary or financial institution and the relevant currency for each account.

4.25 Tax Matters.

(a) (i) Each Group Party has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material aspects and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 4.25, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed or, to the best Knowledge of the Group Parties, threatened, with respect to Taxes of the Group Parties or for which a Lien (except for Permitted Liens) may be imposed upon any of the Group Parties’ assets and, to the best Knowledge of the Warrantor, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Group Parties for which a Lien may be imposed on any of the Group Parties’ assets has been waived or extended, which waiver or extension is in effect; (vi) each Group Party has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by a Group Party; (vii) there is no Lien for Taxes (other than Permitted Liens) upon any of the assets of the Group Parties; (viii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement, with respect to the Group Parties; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where such Group Party has not paid any Tax or filed Tax Returns, asserting that the Group Party is or may be subject to Tax in such jurisdiction; (x) the Group Parties have provided to the Acquiror true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2018; (xi) there is no outstanding power of attorney from the Group Parties authorizing anyone to act on behalf of the Group Parties in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Group Parties; (xii) any Group Party is not, and has ever been, a party to any Tax sharing or Tax allocation Contract (other than a commercial agreement the primary purpose of which is not the sharing of Taxes); (xiii) any Group Party is not currently and has never been included in any consolidated, combined or unitary Tax Return; (xiv) to the Knowledge of the Warrantor, no issue has been raised by a Taxing Authority in any prior Action relating to the Group Parties with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Group Parties for any other period; and (xv) no Group Party has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The unpaid Taxes of the Group Parties (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the TAG Financial Statements and (ii) to the Knowledge of the Group Parties, will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Parties in filing its Tax Return.

4.26 Environmental Laws.

(a) Except as set forth in Schedule 4.26(a), no Group Party has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of a Group Party, except in each case as would not, individually or in the aggregate, have a Group Parties Material Adverse Effect.

(b) The Group Parties have delivered to the Acquiror all material records in its possession concerning the Hazardous Materials Activities of a Group Party and all environmental audits and environmental assessments in the possession or control of a Group Party of any facility currently owned, leased or used by a Group Party which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by a Group Party.

(c) Except as set forth on Schedule 4.26(c), to the Knowledge of the Warrantor, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by Group Parties such as could give rise to any material liability or corrective or remedial obligation of a Group Party under any Environmental Laws.

4.27 Finders’ Fees. Except as set forth on Schedule 4.27, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of a Group Party or any of its Affiliates who might be entitled to any fee or commission from the Acquiror or any of its Affiliates (including a Group Party following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.28 Powers of Attorney and Suretyships. Except as set forth on Schedule 4.28, the Group Parties do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.29 Directors. Schedule 4.29 sets forth a true, correct, and complete list of all directors of the Group Parties as of date of this Agreement.

4.30 Certain Business Practices. Except as would not reasonably be expected to have a Group Parties Material Adverse Effect, neither the Group Parties, nor any of their directors, agents or employees, in each case acting in their capacities as such, have (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act or (iii) made any other unlawful payment. Neither the Group Parties, nor any of their directors, officers or employees, nor to the Knowledge of the Warrantor any of their agents, in each case acting in their capacities as such, have, since October 1, 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Group Parties or assist the Group Parties in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Group Parties Material Adverse Effect, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Group Parties that could reasonably be expected to subject the Group Parties to suit or penalty in any private or governmental litigation or proceeding.

4.31 Money Laundering Laws. The operations of the Group Parties are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Money Laundering Laws”), and no Action involving the Group Parties with respect to the Money Laundering Laws is pending or, to the Knowledge of the Group Parties and the Knowledge of the Group Parties, threatened.

4.32 Not an Investment Company. No Group Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.33 No Other Representations and Warranties. Except as provided in this Article IV, the statement contained in the Group Parties Disclosure Schedules, and any certificate or other document furnished or to be furnished in connection with the Acquiror’s due diligence review, the Acquiror acknowledges and agrees that neither the Group Parties, or any Affiliates of the Group Parties, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, and the Acquiror is not relying upon, any representation or warranty whatsoever to the Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Acquiror.

4.34 Representations and Warranties of OPH and Fintech. Each of OPH and Fintech hereby represent and warrant to the Acquiror that each of the representations and warranties in Sections 4.1 to 4.5 are true, correct, and complete with respect to each of them.

Article V
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND THE MERGER SUBS

Except as set forth in the disclosure schedules delivered to the Group Parties simultaneously with the execution of this Agreement (the “Acquiror Disclosure Schedules”), the Acquiror hereby represents and warrants to the Group Parties that each of the following representations and warranties are true, correct and complete as of the date of this Agreement, except as disclosed in Acquiror SEC Documents filed prior to the date of this Agreement (without giving effect to any amendment or supplement to any such Acquiror SEC Documents filed on or after the date of this Agreement and excluding statements in any “Risk Factors” sections and any disclosure of risks included in any “forward-looking statements” disclaimer).

5.1 Corporate Existence and Power. The Acquiror is a British Virgin Islands business company duly incorporated, validly existing, and in good standing under BVI Law.

5.2 Corporate Authorization. The execution, delivery and performance by the Acquiror of this Agreement and the Additional Agreements and the consummation by the Acquiror of the transactions contemplated hereby and thereby are within the corporate powers of the Acquiror and have been duly authorized by all necessary corporate action on the part of the Acquiror. This Agreement has been duly executed and delivered by the Acquiror and it constitutes, and upon its execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of the Acquiror, enforceable against them in accordance with its terms. The affirmative vote of holders of (i) a majority of the outstanding shares of Acquiror Ordinary Shares, to approve the proposals to be set forth in the Proxy Statement and (ii) a majority of the outstanding shares of Acquiror Ordinary Shares to approve the adoption of the Amended Charter, at Acquiror Extraordinary General Meeting in accordance with applicable Law are required prior to the Closing.

5.3 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.4 Non-Contravention. The execution, delivery and performance by the Acquiror of this Agreement do not and will not (i) provide that holders of fewer than the number of shares of Acquiror Ordinary Shares specified in the Acquiror’s Organizational Documents exercise its redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of the Acquiror, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Acquiror.

5.5 Finders’ Fees. Except for the Deferred Underwriting Amount and except as set forth on Schedule 5.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Acquiror or its Affiliates who might be entitled to any fee or commission from the Group Parties, or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Aggregate Stock Consideration when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7 Capitalization.

(a) The authorized capital stock of the Acquiror consists of 100,000,000 Acquiror Ordinary Shares, par value US$0.001 per share, of which 5,338,110 Acquiror Ordinary Shares are issued and outstanding as of the date hereof and which will subsequently be reduced to 5,021,607 Acquiror Ordinary Shares pursuant to certain Acquiror Securities Redemptions scheduled to occur after the Signing Date, on or about November 18, 2021. 441,600 Acquiror Ordinary Shares are reserved for issuance upon the exercise of Acquiror Units underlying Acquiror UPOs, and another 2,895,000 Acquiror Ordinary Shares are reserved for issuance with respect to Acquiror Warrants and Acquiror Rights. No other shares of capital stock or other securities of the Acquiror are issued, reserved for issuance or outstanding. All issued and outstanding Acquiror Ordinary Share are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of BVI Law, the Acquiror’s Organizational Documents or any contract to which the Acquiror is a party or by which the Acquiror is bound. Except as set forth in the Acquiror’s Organizational Documents, there are no outstanding contractual obligations of the Acquiror to repurchase, redeem or otherwise acquire any Acquiror Ordinary Share or any other securities of the Acquiror. There are no outstanding contractual obligations of the Acquiror to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except as set forth in Acquiror SEC Documents and except as otherwise provided in this Agreement or consented to in writing by the Group Parties, the Acquiror has no convertible securities, exchangeable securities, warrants, options or other rights outstanding that, pursuant to their terms, as a result of the consummation of the transactions contemplated hereby, will become convertible, exchangeable or exercisable of any shares, warrants, options or other securities of the Acquiror.

5.8 Information Supplied. None of the information supplied or to be supplied by the Acquiror expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the Acquiror’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Acquiror or that is included in Acquiror SEC Documents). No material information provided by the Acquiror to the Group Parties in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby is untrue or omits any required material fact.

5.9 Litigation. As of the date of this Agreement, there is no Action (or any basis therefore) pending against, or to the knowledge of the Acquiror threatened against or affecting, the Acquiror, any of its officers or directors, or any Acquiror Ordinary Shares before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements or that, individually or in the aggregate, would be material to the Acquiror. There are no outstanding judgments against the Acquiror. The Acquiror is not, and has not previously been, subject to any legal proceeding with any Authority.

5.10 Trust Fund. As of the date of this Agreement, the Acquiror has at least US$43.3 million (which will be reduced to approximately US$39.9 million following certain Acquiror Securities Redemptions scheduled to occur after the Signing Date, on or about November 18, 2021) in the trust fund established by the Acquiror for the benefit of its public shareholders (the “Trust Fund”) in a trust account at Morgan Stanley in the United States (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 14, 2019, between the Acquiror and the Trustee (the “Trust Agreement”). The Acquiror has not amended, waived or otherwise changed and will not amend, waive or otherwise change the Trust Agreement in any manner adverse to the Acquiror.

5.11 Listing. The Acquiror Ordinary Shares are listed on the Nasdaq Capital Market, with trading ticker AGBA.

5.12 No Market Manipulation. Neither the Acquiror nor its Affiliates have taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of Acquiror Ordinary Shares to facilitate the sale or resale of Acquiror Ordinary Shares or affect the price at which Acquiror Ordinary Shares may be issued or resold; provided, however, that this provision shall not prevent the Acquiror from engaging in investor relations or public relations activities consistent with past practices.

5.13 Sarbanes-Oxley Act. The Acquiror is in compliance with applicable requirements of the Sarbanes-Oxley Act and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement, except where such noncompliance could not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.14 Not an Investment Company. The Acquiror is not an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

5.15 Board Approval. The Acquiror’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Acquiror and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Acquiror’s Organizational Documents.

5.16 Acquiror SEC Documents and Financial Statements.

(a) The Acquiror has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by the Acquiror with the SEC since the Acquiror’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will timely file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Acquiror SEC Documents”). The Acquiror has made available to the Group Parties copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) the Acquiror’s Annual Reports on Form 10-K for each fiscal year of the Acquiror beginning with the first year the Acquiror was required to file such a form, (ii) the Acquiror’s Quarterly Reports on Form 10-Q for each fiscal quarter of the Acquiror beginning with the first quarter the Acquiror was required to file such a form, (iii) all proxy statements relating to the Acquiror’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Group Parties pursuant to this Section 5.16(a)) filed by the Acquiror with the SEC since the Acquiror’s formation (the forms, reports, registration statements, and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the (“Acquiror SEC Documents”)). The Acquiror SEC Documents were, and the Additional Acquiror SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Acquiror SEC Documents did not, and the Additional Acquiror SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Acquiror SEC Document or Additional Acquiror SEC Document has been or is revised or superseded by a later filed Acquiror SEC Document or Additional Acquiror SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.16(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The audited financial statements of the Acquiror (the “Acquiror Audited Financial Statements”) and unaudited interim financial statements of the Acquiror (together with Acquiror Audited Financial Statements, the “Acquiror Financial Statements”) (including, in each case, the notes and schedules thereto) included in Acquiror SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of the Acquiror as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(c) The Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Acquiror is made known to the Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting the Acquiror’s principal executive officer and principal financial officer to material information required to be included in the Acquiror’s periodic reports required under the Exchange Act.

(d) The Acquiror has established and maintained a system of internal controls. To the Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Acquiror’s financial reporting and the preparation of the Acquiror Financial Statements for external purposes in accordance with U.S. GAAP.

(e) There are no outstanding loans or other extensions of credit made by the Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Acquiror. The Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) The books of account, minute books and transfer ledgers and other similar Books and Records of the Acquiror have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(g) Except as otherwise noted in the Acquiror Financial Statements, the accounts and notes receivable of the Acquiror reflected in the Acquiror Financial Statements: (i) arose from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which the Acquiror has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Acquiror or any of its subsidiaries as of the date hereof.

5.17 Certain Business Practices. Except as would not reasonably be expected to have a Acquiror Material Adverse Effect, neither the Acquiror, nor any director, officer, agent or employee of the Acquiror (in their capacities as such) has (i) used any the Acquiror group funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act or (iii) made any other unlawful payment. Neither the Acquiror, nor, to the knowledge of the Acquiror, any director, officer, agent or employee of the Acquiror (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Acquiror) has, since its formation, directly or indirectly, in connection with the business of the Acquiror group, given or agreed to give any gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Acquiror or assist the Acquiror in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Acquiror and would reasonably be expected to subject the Acquiror to suit or penalty in any private or governmental litigation or proceeding.

5.18 Money Laundering Laws. The operations of the Acquiror are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Acquiror with respect to the Money Laundering Laws is pending or, to the knowledge of the Acquiror, threatened.

5.19 Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation pending or, to the knowledge of the Acquiror, threatened, against the Acquiror, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror to enter into and perform its respective obligations under this Agreement or any Additional Agreement to which any of the Acquiror is a party, as applicable. There is no unsatisfied judgment or any open injunction binding upon the Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror to enter into and perform its obligations under this Agreement or any Additional Agreement to which any of the Acquiror is a party, as applicable.

5.20 No Other Representations and Warranties. Except as provided in this Article V, neither the Acquiror or any of its Affiliates nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Group Parties or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Group Parties.

5.21 Representations and Warranties of Merger Subs. Immediately following their accession to this Agreement in accordance with Section 7.7, each of the Merger Subs hereby represents and warrants to the Group Parties that each of the representations and warranties in Sections 5.1 to 5.4, Sections 5.8 to 5.9, Sections 5.12 to 5.15, and Sections 5.17 to 5.19 (with references to the Acquiror being replaced with reference to either Merger Sub I or Merger Sub II, as the case may be) are true, correct, and complete as of the date that it became a party to this Agreement.

Article VI
COVENANTS OF All PARTIES HERETO

6.1 Alternative Transactions. From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Group Parties, on the one hand, nor the Acquiror or the Merger Subs, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Group Parties, the Acquiror, or the Merger Subs (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person or any class or series of the capital stock or other equity interests of the Group Parties or the Acquiror in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Group Parties or the Acquiror or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Group Parties and the Acquiror shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.2 Access to Information.

(a) From the date hereof until and including the Closing Date or the earlier termination hereof, the Group Parties (solely with respect to the Group Parties) and the Acquiror (with respect to the Acquiror and the Merger Subs) shall, to the best of their ability, (a) continue to give the other party, its legal counsel and other representatives reasonable access to the offices, properties and, Books and Records, in the case of Group Parties, solely with respect to the Group Parties, (b) furnish to the other party, its legal counsel and other representatives such information relating to the Platform Business and the business of the Acquiror as such Persons may request and (c) subject to execution of customary access letters, cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Platform Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Group Parties or the Acquiror and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Platform Business. The foregoing notwithstanding, the Group Parties shall not be required to afford such access if it would (i) unreasonably disrupt the operations of the Group Parties or any of the Group Parties, (ii) cause a risk of a loss of privilege to the Group Parties or any of the Group Parties, or (iii) reasonably be expected to result in a violation of any applicable Law.

(b) The Acquiror shall procure that the Sponsor will indemnify and hold harmless the Group Parties from and against any Losses that may be incurred by the Group Parties from the date hereof until and including the Closing Date or the earlier termination hereof, to the extent directly arising out of or resulting from the bad faith or gross negligence of the Acquiror, the Acquiror’s Representatives, or the Merger Subs in the use, storage or handling by the Acquiror or the Acquiror’s Representatives of (i) any personally identifiable information relating to employees or customers of Group Parties or any Group Parties and (ii) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which Acquiror or the Acquiror’s Representatives are afforded access pursuant to the terms of this Agreement.

6.3 Notices of Certain Events. Each party shall promptly notify the other parties of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of B2B, B2BSub, HKSub, OPH or Fintech (or the Acquiror, post-Closing) to any such Person or create any Lien on any capital stock of the Acquiror or any of B2B’s, B2BSub’s, HKSub’s, OPH’s, Fintech’s or the Acquiror’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Group Parties Material Adverse Effect or a Acquiror Material Adverse Effect; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact, in each case that would result in the failure to satisfy the condition to the other party’s obligation to close as set forth in Sections 9.2 or 9.3, as applicable.

6.4 Registration Statement and Proxy Statement; Acquiror Extraordinary General Meeting.

(a) As promptly as practicable after the Signing Date, the Acquiror shall prepare (with each Group Party’s reasonable cooperation) and file with the SEC (x) the Registration Statement, which document shall include a prospectus in connection with the registration under the Securities Act of Acquiror Ordinary Shares comprising the Aggregate Stock Consideration (collectively, the “Registration Statement Securities”) and (y) the proxy statement to be sent to the Acquiror’s shareholders for purposes of the Acquiror Extraordinary Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Each of the Acquiror, B2B, B2BSub, HKSub, OPH, Fintech and TAG shall use its reasonable best efforts to cause each of the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act, and to have the Proxy Statement clear SEC review as promptly as practicable after such filing. Each of the Acquiror, B2B, B2BSub, HKSub, OPH, Fintech and TAG shall also use its reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby and to file the definitive Proxy Statement as promptly as practicable following the earliest to occur of (x) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or (y) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (the “Proxy Clearance Date”). The Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) B2B, B2BSub, HKSub, OPH, Fintech and TAG shall furnish all information concerning the Group Parties as the Acquiror may reasonably request in connection with the preparation and filing of each of the Registration Statement and the Proxy Statement, including reasonable information concerning the business of the Group Parties and the management, operations and financial condition of the Group Parties as is required by the SEC (“TAG Business Information”) and all financial statements required by relevant securities laws and regulations (the “Required Financial Statements”), which shall be prepared under such accounting principles and for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with its review of each of the Registration Statement and the Proxy Statement or any Offer Documents (as defined below). The Acquiror and the Merger Subs, on the one hand and B2B, B2BSub, HKSub, OPH, Fintech and TAG, on the other hand, also agree to furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Proxy Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice, or application made by or on behalf of the Acquiror, B2B, B2BSub, HKSub, OPH, Fintech or TAG, or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the business combination contemplated by this Agreement and the other transactions contemplated hereby (the “Offer Documents”).

(c) To the extent not prohibited by Law, the Acquiror will advise the Group Parties, reasonably promptly after the Acquiror receives notice thereof, (i) of the time when the Registration Statement has become effective, the Proxy Clearance Date, and any supplement or amendment to the Registration Statement or the Proxy Statement has been filed, (ii) of the issuance of any stop order or the suspension of the qualification of the Acquiror Ordinary Shares for offering or sale in any jurisdiction, (iii) of the initiation or written threat of any proceeding for any such purpose, and (iv) of any request by the SEC for the amendment or supplement of the Registration Statement or the Proxy Statement or for additional information. To the extent not prohibited by Law, the Group Parties and their counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement, and any Offer Document each time before any such document is filed with the SEC, and the Acquiror shall give reasonable and good faith consideration to any comments made by the Group Parties and their counsel. To the extent not prohibited by Law, the Acquiror shall provide the Group Parties and their counsel with (A) any comments or other communications, whether written or oral, that the Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement, and the Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of the Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Acquiror or its counsel in any discussions or meetings with the SEC.

(d) Each of the Acquiror, the Merger Subs, B2B, B2BSub, HKSub, OPH and Fintech shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the definitive Proxy Statement will, at the date it is first mailed to the Acquiror’s shareholders and at the time of the Acquiror Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) The Warrantor represents and warrants that the information relating to Group Parties supplied by the Group Parties for inclusion in the Registration Statement will not, as of the date on which the Registration Statement (or any amendment or supplement thereto) is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. The Warrantor represents and warrants that the information relating to Group Parties supplied by the Group Parties for inclusion in the Proxy Statement will not as of the date on which the definitive Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Acquiror Ordinary Shares or at the time of Acquiror Extraordinary General Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(f) The Acquiror represents and warrants that the information relating to it and the Merger Subs supplied by it for inclusion in the Registration Statement will not, as of the date on which the Registration Statement (or any amendment or supplement thereto) is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. The Acquiror represents and warrants that the information relating to it and the Merger Subs supplied by it for inclusion in the Proxy Statement will not as of the date on which the definitive Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Acquiror Ordinary Shares or at the time of the Acquiror Extraordinary General Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(g) If at any time prior to the Closing Date any information relating to the Group Parties, the Acquiror, the Merger Subs, or any of their respective Subsidiaries, Affiliates, directors or officers, which is required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement, or any Offer Documents, so that none of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by the Group Parties or the Acquiror, then the party which discovers such information shall promptly notify the other parties to this Agreement, and the Acquiror shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such information to the relevant shareholders. To the extent not prohibited by Law, the Acquiror shall provide the Group Parties and their counsel with a reasonable opportunity to participate in the preparation of such amendments and supplements.

(h) The Acquiror shall, as promptly as practicable after the Proxy Clearance Date and the date that the SEC has declared that the Registration Statement is effective under the Securities Act, establish a record date (which date shall be mutually agreed with TAG, who shall not unreasonably delay, withhold or condition such agreement) for a meeting of holders of Acquiror Ordinary Shares to be called and held for the purpose of considering the proposals raised in the Proxy Statement (the “Acquiror Extraordinary General Meeting”).

(i) The Acquiror shall, as soon as practicable following both the Proxy Clearance Date and the effectiveness of the Registration Statement, distribute the definitive Proxy Statement to the holders of Acquiror Ordinary Shares and, pursuant thereto, shall call the Acquiror Extraordinary General Meeting in accordance with its Organizational Documents and BVI Law. Subject to the other provisions of this Agreement, the Acquiror shall solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the shareholders of the Acquiror for approval or adoption at Acquiror Extraordinary General Meeting.

(j) The parties shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable BVI Law, Hong Kong Law and other applicable corporate Law in the preparation, filing and amendment (if necessary) of the Registration Statement, the preparation, filing, amendment (if necessary) and distribution of the definitive Proxy Statement, the solicitation of proxies under the Proxy Statement, and the calling and holding of the Acquiror Extraordinary General Meeting.

(k) The Acquiror shall provide to its shareholders proxy materials for the purpose of soliciting proxies from holders of Acquiror Ordinary Shares to, among other things, vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby (“Acquiror Shareholder Approval”) at the Acquiror Extraordinary General Meeting. The Acquiror, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Acquiror Ordinary Shares vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby (the “Acquiror Recommendation”), and shall otherwise use its commercially reasonable efforts to obtain the Acquiror Shareholders Approval. The board of directors of the Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Recommendation (a “Change in Recommendation”); provided, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by Acquiror’s board of directors of its fiduciary obligations to the holders of Acquiror Ordinary Shares under Applicable Law.

(l) The Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Acquiror Extraordinary General Meeting for the purpose of seeking approval of the matters described herein shall not be affected by any Change in Recommendation, and the Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Extraordinary General Meeting and submit for the approval of its shareholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall have occurred any Change in Recommendation.

(m) Notwithstanding anything to the contrary contained in this Agreement, the Acquiror shall be entitled to postpone or adjourn the Acquiror Extraordinary General Meeting: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Acquiror has determined in good faith is required by applicable Law is disclosed to the holders of Acquiror Ordinary Shares and for such supplement or amendment to be promptly disseminated prior to the Acquiror Extraordinary General Meeting; (ii) if, as of the time for which the Acquiror Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Acquiror Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Acquiror Extraordinary General Meeting; or (iii) in order to solicit additional proxies from holders of Acquiror Ordinary Shares for purposes of obtaining approval of the matters set forth in the Proxy Statement; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Acquiror Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

6.5 Form 8-K; Press Releases.

(a) Within four (4) Business Days following the execution of this Agreement, the Acquiror will prepare and file a current report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, which TAG and the Group Parties may review and comment upon prior to filing. Promptly after the execution of this Agreement, the Acquiror and the Group Parties shall also issue a joint press release announcing the execution of this Agreement.

(b) Prior to the Closing, the Acquiror and TAG, B2B, and Fintech shall prepare a mutually agreeable press release announcing the consummation of the Acquisition Merger (the “Closing Press Release”). Concurrently with the Closing, the Acquiror shall distribute the Closing Press Release, and as soon as practicable thereafter, file a current report on Form 8-K with the SEC.

6.6 Reporting and Compliance with Laws. From the date hereof through the Closing Date, each party hereto will, or will cause its Subsidiaries to, duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities on or prior to the Closing Date, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

6.7 Third Party Consents. Each party hereto shall use its commercially reasonable efforts to obtain each Third Party Consent as promptly as practicable hereafter; provided, that in no event shall any Group Party be obligated to make any payment in order to obtain any Third Party Consent.

6.8 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to finalize the Additional Agreements and any other ancillary documents contemplated in this Agreement within 60 days from the Signing Date (or such later date otherwise agreed by the parties hereto in writing), but in no event later than immediately prior to Closing, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and to cooperate as reasonably requested by the other party, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements, and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

6.9 Tax Treatment.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Post-Combination Company shall pay all Transfer Taxes. The party customarily responsible under applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the parties hereto shall reasonably cooperate in duly and properly preparing, executing, and filing any certificates or other documents that may reduce or eliminate any such Transfer Taxes and any such Tax Returns and other documentation required to be filed in connection with such Transfer Taxes. The party responsible for filing any such Tax Returns shall provide to the other party evidence of timely filing and payment of all such Transfer Taxes.

(b) Intended Tax Treatment. For U.S. federal (and, as applicable, state and local) income tax purposes, each of the parties hereto shall use its reasonable best efforts to cause the Acquisition Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (“Intended Tax Treatment”). None of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Acquisition Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the parties hereto shall take any Tax position contrary to the Intended Tax Treatment, or in any proceeding, audit, or examination, except to the extent required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each party hereto agrees to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Authority.

(c) Post-Closing Cooperation. After the Closing, the Group Parties and the Acquiror shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires one party to provide necessary information, records and documents relating to the Group Parties to the other party. The Group Parties and the Acquiror shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to Taxes.

6.10 Compliance with SPAC Agreements. The Group Parties and the Acquiror shall comply with each of the agreements entered into in connection with the IPO, including that certain registration rights agreement, dated as of May 14, 2019 by and between the Acquiror and the investors named therein.

6.11 Confidentiality. Except as necessary to complete the Registration Statement and the Proxy Statement, the parties shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement, including in each case the existence of the Agreement and the transactions contemplated hereby or any negotiations or discussions with respect thereto (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises no less care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in each of the Registration Statement and the Proxy Statement.

6.12 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Acquiror (the “D&O Indemnified Persons”) as provided its Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Acquiror in effect on the date hereof that were provided to Group Parties, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, the Acquiror shall cause the Organizational Documents of the Acquiror to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Acquiror to the extent permitted by applicable Law. The provisions of this Section 6.12 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Acquiror shall, or shall cause its Affiliates to, obtain for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Acquiror’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the premium of the D&O Tail Insurance shall be paid out of the funds in the Trust Account; provided further that in no event shall the Acquiror be required to expend for such policies pursuant to this Section 6.12(b) an annual premium amount in excess of 200% of the amount per annum the Acquiror paid in its last full fiscal year, which amount is set forth in Schedule 6.12(b). The Acquiror shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause its Affiliates to honor all obligations thereunder.

(c) On the Closing Date, the Acquiror shall enter into customary indemnification agreements reasonably satisfactory to all Acquiror Indemnitees, which indemnification agreements shall continue to be effective following the Closing.

(d) TAG hereby agrees to indemnify and hold harmless each of the individuals set forth on Schedule 6.12(d) (the “Acquiror Indemnitees”) against and in respect of any and all Losses incurred or sustained by the Acquiror Indemnitees as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and post-Closing covenants of the Group Parties contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, provided that the aggregate amount of all Losses for which the Group Parties shall be liable pursuant to Section 6.12(a) shall not exceed US$2,000,000. Any indemnification payment hereunder shall take into account any proceeds of the D&O Tail Insurance or other third party reimbursement actually received. In the event that a recovery with respect to any Losses has been obtained by the Acquiror Indemnitees, then a refund equal to the aggregate amount of the recovery shall be made promptly to TAG or its Affiliates (as directed by TAG). For the avoidance of doubt, any recovery by one or more Acquiror Indemnitees under Article X of this Agreement shall preclude the making of any duplicative claim by such Acquiror Indemnitees under this Section 6.12(d).

6.13 Private Financing. The Acquiror, B2B and Fintech shall use their reasonable best efforts to cause the Post-Combination Company to receive an amount sufficient to fund the operations and agreed business plans of the Post-Combination Company in immediately available cash, net of expenses and Liabilities, of at least US$35,000,000, or such greater amount as determined by the parties hereto, in a private placement or other financing to be consummated simultaneously with the Closing (the “PIPE Investment”). Each of the Acquiror, B2B and Fintech shall procure that their Subsidiaries provide all necessary assistance and cooperation to secure the PIPE Investment.

6.14 Restrictive Legends. Each of the parties hereto will cooperate, as reasonably requested, with AGBA’s transfer agent to remove any restrictive legends on or affecting the Aggregate Stock Consideration as promptly as possible upon the Registration Statement becoming effective under the Securities Act.

Article VII
COVENANTS OF THE ACQUIROR AND THE MERGER SUBS

7.1 Conduct of Business.

(a) From the date hereof through the Closing Date, the Acquiror shall remain a “blank check company” as defined in Rule 419 under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement without requiring another party’s prior written consent (which shall not be unreasonably withheld), the Acquiror shall not, and shall cause its Subsidiaries to not amend, waive or otherwise change the Trust Agreement in any manner adverse to the Acquiror.

(b) From the date of their formation through the Effective Time, the Merger Subs shall remain subsidiaries solely for the purpose of entering into the Acquisition Merger and shall not conduct any business operations other than in connection with this Agreement pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Effective Time, other than in connection with the transactions contemplated by this Agreement without requiring another party’s prior written consent (which shall not be unreasonably withheld), the Merger Subs shall not, and the Acquiror shall cause the Merger Subs to not amend or otherwise change their Organizational Documents in any manner.

7.2 Trust Account. The Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to holders of Acquiror Securities who shall have validly redeemed their Acquiror Securities upon acceptance by the Acquiror of such Acquiror Securities (the “Acquiror Securities Redemptions”), (ii) the operating expenses of ordinary operations to the third parties to which they are owed in an amount not to exceed US$1,000,000 (or its Hong Kong Dollar equivalent), (iii) the Deferred Underwriting Amount to the underwriter in the IPO, (iv) any amounts payable in accordance with any promissory notes issued prior to the Closing as disclosed to the Group Parties in writing, and (v) the premium of the D&O Tail Insurance (defined in Section 6.12).

7.3 Employees of the Group Parties. Effective as of the Closing, the Acquiror and the Merger Subs shall cause the Group Parties to use commercially reasonable efforts to continue the employment of all employees of the Group Parties on terms that are no less favorable to such employees than those in effect as of the Closing Date, including, without limitation, providing a salary or wage level and bonus opportunity no less than the salary or wage level and bonus opportunity to which such employee was entitled immediately prior to the Closing Date. Prior to the Closing, the Group Parties shall use commercially reasonable efforts to cause the Key Personnel, as a condition to their continued employment with the Group Parties, to execute and deliver to the Group Parties non-disclosure, non-solicitation and non-compete agreements.

7.4 Nasdaq Matters. From the Signing Date through the Closing, the Acquiror shall remain listed as a public company on Nasdaq and shall prepare and submit to Nasdaq a listing application in connection with the transactions contemplated by this Agreement, covering the Registration Statement Securities (the “Listing Application”). The Group Parties shall reasonably cooperate with the Acquiror with respect to the Listing Application and the Group Parties and their counsel shall be given a reasonable opportunity to review and comment on the Listing Application before it is submitted to Nasdaq. The Acquiror shall give reasonable and good faith consideration to any comments made by the Group Parties and their counsel. The Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to be approved by Nasdaq; (b) the Acquiror to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Registration Statement Securities, to be approved for listing on Nasdaq, in each case, as promptly as reasonably practicable after the Signing Date, and in any event as of immediately following the Closing Date.

7.5 Section 16 of the Exchange Act. Prior to the Closing, the board of directors of the Acquiror, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of Acquiror Ordinary Shares pursuant to this Agreement by any officer or director of B2B, B2BSub, HKSub, OPH, Fintech or TAG who is expected to become a “covered person” of the Acquiror for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be exempt acquisitions for purposes of Section 16.

7.6 Release. Except as provided in Article X, effective upon and following the Closing, the Acquiror and the Merger Subs, each on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Group Parties, each of its Affiliates and each of its and its Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Group Parties Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown (collectively, “Claims”), arising from any matter concerning any Group Parties occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failure to act by the Group Parties Released Parties; provided, however, that nothing in this Section 7.6 shall release any Group Parties Released Parties from: (i) their obligations under this Agreement, the Additional Agreements or any other agreement between any Group Parties Released Party, on the one hand, and Acquiror, the Merger Subs, or any of their respective Affiliates and Representatives, on the other hand, including with respect to any breach of this Agreement, the Additional Agreements or such other agreements, (ii) as applicable, any Claims or breaches of fiduciary duty arising out of such Group Parties Released Party’s employment by any Group Party, (iii) any Fraud Claims, or (iv) any Claims which cannot be released as a matter of law.

7.7 Merger Subs. The Acquiror shall duly incorporate the Merger Subs as British Virgin Island business companies in accordance with BVI Law as promptly as possible after the Signing Date and in no event less than 14 days therefrom (or such later date otherwise agreed by the parties in writing). Upon their due formation under BVI Law, the Merger Subs shall issue resolutions adopting and ratifying this Agreement. Immediately following the incorporation of the Merger Subs, the Acquiror shall, and the Acquiror shall procure the Merger Subs to, execute and deliver to B2B, B2BSub, HKSub, OPH, Fintech and TAG an accession agreement, substantially in the form as set forth at Schedule 7.7. Upon their accession to this Agreement, the Merger Subs shall issue resolutions confirming and ratifying their accession to this Agreement. The Acquiror and the Merger Subs shall take all such other actions, including any other documents, certificates, agreements, and other writings, as may be necessary or desirable in order for each of the Merger Subs to become a party to this Agreement and subject to the terms, conditions, and obligations herein.

7.8 Settlement of Acquiror Liabilities. Concurrently with the Closing, all outstanding Liabilities of the Acquiror shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by the Acquiror’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination, subject to the limitations set forth in Section 7.2.

Article VIII
COVENANTS OF THE GROUP PARTIES

8.1 Conduct of Business. From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each of B2B, B2BSub, HKSub, OPH, and Fintech shall conduct business only in the Ordinary Course of Business, shall not enter into any material transactions outside of the Ordinary Course of Business or not contemplated or required under this Agreement without the prior written consent of the Acquiror (not to be unreasonably withheld or delayed), and shall use their commercially reasonable efforts to preserve intact the Group Parties’ business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the Acquiror’s prior written consent (which shall not be unreasonably withheld or delayed), except as set forth on Schedule 8.1, B2B, B2BSub, HKSub, OPH, and Fintech shall not, and TAG shall cause each of them not to:

(a) amend, modify or supplement any of the Group Parties’ Organizational Documents, as applicable;

(b) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset, in each instance, which is material to any Group Parties’ business and operations, as applicable;

(c) modify, amend or enter into any Contract with any Group Party, as applicable, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than US$5,000,000 (or its Hong Kong Dollar equivalent) (individually or in the aggregate);

(d) make any capital expenditures in excess of US$5,000,000 (or its Hong Kong Dollar equivalent) (individually or in the aggregate);

(e) sell, lease, license or otherwise dispose of any of the Group Parties’ assets or assets covered by any of the Group Parties’ respective, Contracts except (i) pursuant to existing Contracts or commitments disclosed herein, or (ii) sales of Inventory in the Ordinary Course of Business;

(f) except for transactions solely among the Group Parties, pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any shareholder (other than, in the case of any shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(g) authorize any salary increase of more than 20% for any employee making an annual salary equal to or greater than US$500,000 or in excess of US$1,000,000 (or their Hong Kong Dollar equivalents) in the aggregate on an annual basis or change the bonus or profit sharing policies of the Group Parties;

(h) obtain or incur any Indebtedness, including drawings under the Group Parties’ existing lines of credit, in excess of US$5,000,000 (or its Hong Kong Dollar equivalent), other than accounts payable and accrued Liabilities in the Ordinary Course of Business;

(i) suffer or incur any Lien, except for Permitted Liens, on the Group Parties’ assets, as applicable;

(j) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(k) suffer any material insurance policy protecting any of the Group Parties’ assets, as applicable, to lapse;

(l) amend any of the Group Parties’ employee plans or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(m) except as required by Law or changes to U.S. GAAP, make any change in any of the Group Parties’ accounting principles or methods or write down the value of any Inventory or assets;

(n) change the primary place of business or jurisdiction of organization;

(o) extend any loans other than travel or other expense advances to employees in the Ordinary Course of Business not to exceed US$100,000 individually or US$1,000,000 in the aggregate (or their Hong Kong Dollar equivalents);

(p) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of any of the Group Parties’ capital stock, as applicable;

(q) make or change any material Tax election or change any annual Tax accounting periods; or

(r) agree to do any of the foregoing.

8.2 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty-five (45) calendar days following the end of each three-month quarterly period, TAG shall deliver to the Acquiror an unaudited consolidated summary of OPH’s and Fintech’s earnings and an unaudited consolidated balance sheet for the period from the Balance Sheet Date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. TAG shall also promptly deliver to the Acquiror copies of any audited consolidated financial statements in compliance with U.S. GAAP of OPH and Fintech that its certified public accountants may issue (the “TAG Audited Financial Statements”). Following the OPH Merger, all references to OPH in this Section 8.2 shall be replaced with references to B2B.

8.3 Financial Information. B2B and Fintech will, and will procure the Group Parties to, provide additional financial information as required by any Law or Authority for inclusion in any filings to be made by the Acquiror with the SEC. If requested by each Group Party’s auditors, such information must be reviewed or audited by the Group Party’s auditors.

8.4 Group Parties Disclosure Schedules and Exhibits.

(a) The Group Parties Disclosure Schedules shall be arranged in separate parts corresponding to numbered and lettered sections and subsections contained in this Agreement, and information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement and any other representation or warranty that is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Group Parties in this Agreement. Certain information set forth in the Group Parties Disclosure Schedules is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information and may not be required to be disclosed pursuant to this Agreement. The specification of any Dollar or Hong Kong Dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Group Parties Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Group Parties Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in Group Parties Disclosure Schedules is or is not material for purposes of this Agreement.

(b) Five (5) Business Days prior to the Closing Date, B2B and Fintech shall supplement or amend the Group Parties Disclosure Schedules with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in the Group Parties Disclosure Schedules.

8.5 OPH Merger. The Group Parties shall procure that OPH and HKSub consummate the OPH Merger prior to the Closing, with OPH as the surviving entity. B2B, OPH, HKSub and TAG shall take all reasonable other actions, including obtaining any other documents, certificates, agreements, and other writings, as may be necessary or desirable in order for the OPH Merger to become legally effective under Hong Kong Law.

Article IX
CONDITIONS TO CLOSING

9.1 Conditions to the Obligations of the Parties. The obligations of the parties hereto to consummate the Closing are subject to the satisfaction, or the waiver by the mutual agreement of the parties, of all the following conditions:

(a) No provisions of any applicable Law, and no final, non-appealable Order shall prohibit the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The SEC shall have completed its review of Proxy Statement, and the Acquiror shall have filed the definitive Proxy Statement with the SEC and distributed the definitive Proxy Statement to its shareholders.

(d) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) The Acquiror Shareholder Approval shall have been obtained.

(f)   The Merger Sub Shareholder Approvals shall have been obtained.

(g) The TAG Shareholder Approvals shall have been obtained.

(h) The OPH Merger shall have been consummated and legally effective under Hong Kong Law.

(i) All Consents required to be obtained from or made with any Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(j) Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect.

(k) The Articles of Merger I shall have been executed, shall have been filed with and accepted by the BVI Registrar of Corporate Affairs, and shall have become effective under BVI Law.

(l) The Articles of Merger II shall have been executed, shall have been filed with and accepted by the BVI Registrar of Corporate Affairs, and shall have become effective under BVI Law.

9.2 Conditions to Obligations of the Acquiror. The obligation of the Acquiror to consummate the Closing is subject to the satisfaction, or the waiver at the Acquiror’s sole and absolute discretion, of all the following further conditions:

(a) The Group Parties shall have duly performed the obligations hereunder required to be performed at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b) All of the representations and warranties of the Warrantor contained in Article IV of this Agreement and in any certificate delivered by the Group Parties pursuant hereto shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Group Parties Material Adverse Effect.

(c) No Group Parties Material Adverse Effect shall have occurred and be continuing.

(d) The Acquiror shall have received a certificate signed by a duly authorized representative of B2B, B2BSub, HKSub, OPH, Fintech and TAG to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e) The Acquiror shall have received (i) the Organizational Documents of B2B, B2BSub, HKSub, OPH and Fintech as in effect as of the Closing Date and (ii) the copies of resolutions duly adopted by the board of directors and by the shareholders of each of B2B, B2BSub, HKSub, OPH and Fintech, authorizing this Agreement and the transactions contemplated hereby.

(f) The Key Personnel shall have executed the Employment Agreements, which shall be in full force and effect.

(g) Acquiror shall have received the Group Parties Disclosure Schedules updated as of the Closing Date.

(h) The Acquiror shall have received duly executed opinions from the Hong Kong and British Virgin Islands counsel of B2B and from the British Virgin Islands counsel of Fintech, in customary and mutually agreed form and substance for transactions of this nature, reasonably satisfactory to the Acquiror, addressed to the Acquiror and dated as of the Closing Date.

9.3 Conditions to Obligations of B2B, B2BSub, HKSub, OPH, Fintech and TAG. The obligations of B2B, B2BSub, HKSub, OPH, Fintech and TAG to consummate the Closing are subject to the satisfaction, or the waiver at the discretion of the Group Parties, of all of the following further conditions:

(a) The Acquiror and the Merger Subs shall have duly performed all of their obligations hereunder required to be performed at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b) All of the representations and warranties of the Acquiror contained in Article V shall be true and correct at and as of the date of this Agreement and all of the representations and warranties of the Acquiror and the Merger Subs in Article V shall be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), other than as would not in the aggregate reasonably be expected to have an Acquiror Material Adverse Effect.

(c) No Acquiror Material Adverse Effect shall have occurred and be continuing.

(d) The Group Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Acquiror to the effect set forth in clauses (a) through (c) of this Section 9.3.

(e) The Merger Subs shall have been duly incorporated and become parties to this Agreement;

(f)   The Acquiror Securities Redemptions shall have been completed in accordance with the terms hereof and of the Registration Statement and the Proxy Statement.

(g) From the date hereof until the Closing, the Acquiror shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Acquiror.

(h) All remaining Indebtedness owed by the Acquiror to the Sponsor, after repayment in accordance with Section 7.2, shall have been converted into Acquiror Units at the price of US$10.00 per share in accordance with the promissory notes issued to the Sponsor.

(i) The Acquiror shall have filed with the BVI Registrar of Corporate Affairs the Amended Charter approved by the Acquiror’s shareholders at Acquiror Extraordinary General Meeting and the BVI Registrar of Corporate Affairs shall have registered the Amended Charter.

(j) The Listing Application shall have been approved by Nasdaq (subject to official notice of issuance); and, as of immediately following the Closing Date, the Acquiror shall be in compliance, in all material respects, with applicable initial and continuing listing requirements of Nasdaq; and the Acquiror shall not have received any notice of non-compliance therewith from Nasdaq that has not been cured or would not be cured at or immediately following the Closing Date; and the Registration Statement Securities shall have been approved by Nasdaq for listing on Nasdaq.

(k) Upon the Closing, after deducting the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Acquiror Securities Redemptions from the Trust Account and the aggregate amount of any unpaid Acquiror Transaction Costs and Group Parties Transaction Costs, the Post-Combination Company shall receive an amount sufficient to fund the operations and agreed business plans of the Post-Combination Company in immediately available cash, net of expenses and Liabilities, of at least US$35,000,000, or such greater amount as determined by the parties hereto, comprised of (i) amounts not redeemed from the Acquiror’s trust account and (ii) amounts raised in the PIPE Investment.

Article X
INDEMNIFICATION

10.1 Indemnification of the Acquiror. From and after the Closing Date until the end of the Survival Period (as defined below), the Acquiror and each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, shareholders, attorneys and agents and permitted assignees (the “Indemnified Party”), shall be indemnified by TAG (the “Indemnifying Party”) from, against and in respect of any and all Losses incurred or sustained by any Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and post-Closing covenants of the Warrantor contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto. Except for Fraud Claims against the Warrantor, any liability incurred by the Indemnified Party pursuant to the terms of this Article X shall be compensated solely and exclusively from the Holdback Shares, and the Indemnifying Party shall not have any monetary obligation or other liability hereunder.

10.2 Procedure. The following shall apply with respect to all claims made by any Indemnified Party for indemnification provided for under this Agreement by the Indemnifying Party:

(a) The Indemnified Party shall give the Shareholder Representative (who shall have the authority to act on behalf of the Indemnifying Party with respect to any indemnification Claims) prompt, written notice (an “Indemnification Notice”) of any bona fide claim for indemnification with respect to which such Indemnified Party seeks indemnification pursuant to Section 10.1, whether such claim relates to a third-party action or otherwise (a “Claim”). The Indemnification Notice shall set forth, at a minimum, a description in reasonable detail of the Loss that that has been suffered by the Indemnified Party, the Indemnified Party’s good faith estimate of the amount of the Loss for which it is seeking the Indemnifying Party to indemnify (the “Claimed Amount”), all documentation and materials in its possession, or to which it has reasonable access, that are reasonably required to evidence both the Claim and the Claimed Amount, and the number of Holdback Shares it seeks to retain based on that good faith estimate. The Indemnified Party shall provide all additional documentation and evidence in its possession, or to which it has reasonable access, for the Claim to the Indemnifying Party as it or the Shareholder Representative may reasonably request. The failure of any Indemnified Party to timely deliver a complete and compliant Indemnification Notice in accordance with this provision (or to amend an existing Indemnification Notice so as to comply with this provision) shall prohibit the Acquiror from retaining any of the Holdback Shares in accordance with Section 10.4(a). All references in the following sections and subsections of this Article X to the Shareholder Representative are intended to refer to the Shareholder Representative acting on behalf of the Indemnifying Party, and the Shareholder Representative, in its role as representative of TAG, shall have the full authority to take any action required or permitted to be taken by the Indemnifying Party under the terms of this Article X. In the event that TAG does not appoint a Shareholder Representative in accordance with Section 2.7, all references in this Article X to the Shareholder Representative shall instead refer to TAG.

(b) Within 15 Business Days of the Shareholder Representative’s receipt of the Indemnification Notice, the Shareholder Representative may accept or object to the Claim by sending written notice of such acceptance or objection to the Indemnified Party. A notice of objection shall set forth, in reasonable detail, the basis for such objection and the portion of the Claimed Amount which the Shareholder Representative objects to being retained through the Holdback Shares. Subject to Section 10.4(a), the respective rights of the Indemnifying Party and the Acquiror regarding the Holdback Shares in dispute shall be determined by a final order of the authority duly adjudicating the Claim. Unless an earlier release of the Holdback Shares is required pursuant to Section 10.4(a), after a final order, establishing the indemnification liability of the Indemnifying Party and the amount thereof, no later than ten (10) calendar days thereafter, the Acquiror shall release the pending amount of Holdback Shares as directed by TAG in its capacity as the sole shareholder of B2B and Fintech subject to compliance with applicable Law.

(c) In the event that the Shareholder Representative accepts all or part of a Claim, then the Acquiror shall be entitled to retain the corresponding amount of Holdback Shares in accordance with Section 10.4(a).

(d) In the case of any third-party action with respect to which an Indemnified Party seeks indemnification pursuant to Section 10.1 (a “Third-Party Claim”), the Indemnifying Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim pursuant to the procedure in this Section 10.2. To exercise such control over the defense, the Shareholder Representative, within a reasonable time after duly receiving an Indemnification Notice from the Indemnified Party (but in any event within ten (10) calendar days thereafter), shall (i) deliver a written confirmation to such Indemnified Party as to the indemnification provisions of Section 10.1 to such action and the Indemnifying Party will indemnify such Indemnified Party in respect of such action pursuant to the terms of Section 10.1 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Party liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(e) If the Indemnifying Party assumes the defense of any such Third-Party Claim pursuant to Section 10.2(d), then the Indemnified Party shall cooperate with the Indemnifying Party and the Shareholder Representative in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party, Shareholder Representative and relevant legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Party so assumes the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Shareholder Representative, on behalf of the Indemnifying Party, has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party.

(f) If the Indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 10.2(d), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to adequately prosecute or withdraw such defense, then the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. Notwithstanding anything to the contrary, neither the Indemnifying Party nor its Shareholder Representative shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Party) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Shareholder Representative, on behalf of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(g) If the Indemnified Party undertakes the defense of any such Third-Party Claim and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Shareholder Representative prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Party’s expense. The Shareholder Representative, on behalf of the Indemnifying Party, shall not, without the prior written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

10.3 Survival of Indemnification Rights. All representations and warranties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive until six (6) months following the Closing (the “Survival Period”). After the expiration of the Survival Period, the Indemnifying Parties shall have no further liability for indemnification pursuant to this Article X, other than with respect to the claims properly made on a timely basis pursuant to Section 10.2, subject to Section 10.4.

10.4 Holdback Shares.

(a) On the day following the last day of the Survival Period (the “Release Date”), the Acquiror shall issue the Holdback Shares to such Persons as directed by TAG, in its capacity as the sole shareholder of B2B and Fintech, subject to compliance with applicable Law, pursuant to the terms of this Section 10.4. The Acquiror shall be entitled to retain some or all of the Holdback Shares only in the following circumstances:

(i) prior to the expiration of the Survival Period, the Shareholder Representative and the Acquiror finally and mutually agree to any liability of the Indemnifying Party and the amount thereof in writing;

(ii) during the Survival Period, a tribunal or other relevant authority having jurisdiction issues a final order, establishing indemnification liability of the Indemnifying Party and the amount thereof; or

(iii) prior to the expiration of the Survival Period, the Acquiror duly delivers to the Shareholder Representative an Indemnification Notice pursuant to mechanism set forth in Section 10.2(a).

Upon the occurrence of either of the events in Section 10.4(a)(i) or Section 10.4(a)(ii), the amount of Holdback Shares which the Acquiror may retain shall be determined by the mutual, written agreement of the Acquiror and the Shareholder Representative. In the event that such an agreement cannot be reached within sixty (60) days of the determination of liability, the Shareholder Representative and the Acquiror shall select an independent valuator, appointed jointly by them, to determine, with reference to the agreed or adjudicated amount of the indemnity obligation, the number of Holdback Shares to be retained, if any.

Upon delivery of an Indemnification Notice under Section 10.4(a)(iii), the amount of Holdback Shares which the Acquiror may retain shall be no greater than the amount that would be reasonably necessary to satisfy the Claimed Amount specified in such Indemnification Notice if the relevant Claim was resolved in full in favor of the Indemnified Party (the “Extended Holdback Amount”). In all circumstances, the Acquiror shall be entitled to retain the Extended Holdback Amount for no longer than three months following the date of expiration of the Survival Period (the “Extended Holdback Period”). If the authority duly adjudicating the matter has not issued a final order, establishing indemnification liability of the Warrantor and the amount thereof, prior to the end of the Extended Holdback Period, then the Acquiror shall release the Extended Holdback Amount by no later than the 11:59 p.m. on the last day of the Extended Holdback Period.

(b) Distribution of Holdback Shares. Other than contemplated under Section 10.4(a), on the Release Date, the Acquiror shall deliver to the Persons as directed by TAG, in its capacity as sole shareholder of B2B and Fintech (subject to compliance with applicable Law), (i) stock certificates evidencing the Holdback Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and (ii) all other agreements, documents, instruments, or certificates required to be delivered by the Acquiror to effectuate the transfer of the Holdback Shares.

(c) Limitation. Any amount due to an Indemnified Party other than the Acquiror and eligible for indemnification by an amount of the Holdback Shares in accordance with the terms of this Article X shall be handled solely between such Indemnified Party(ies) and the Acquiror, and the Group Parties shall not have any obligation or liability therefor.

(d) Adequate Reserve. The Acquiror shall maintain an adequate reserve of authorised but unissued Acquiror Ordinary Shares to enable it to allot and issue the Holdback Shares on the Release Date, or in the event of any dispute, on the day the number of Holdback Shares is determined pursuant to Section 10.4(a). The Acquiror shall have all the required corporate and legal approvals to enable it to issue the full number of the Holdback Shares when required in accordance with this Section 10.4.

10.5   Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, and except as expressly set forth otherwise, Section 10.4 shall be the sole and exclusive remedy of each Indemnified Party from and after the Closing and shall be in lieu of any other remedies that may be available to any Indemnified Party under any other agreement or pursuant to any statutory or common law with respect to any losses directly or indirectly resulting from or arising out of any Losses or the transactions contemplated by this Agreement; provided, however, that the foregoing sentence shall not be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. For the avoidance of doubt, this Article X shall not limit any of the indemnification rights of the Group Parties as set forth within this Agreement or at Law.

Article XI
DISPUTE RESOLUTION

11.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise) (a “Dispute”), to binding arbitration before the arbitrators. Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) The arbitration shall be conducted in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in effect at the time of the arbitration. There shall be three arbitrators. Each of the following: (i) the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) and (ii) the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select one arbitrator. The party commencing the arbitration shall nominate his arbitrator at the time of filing the demand for arbitration. The Respondent shall nominate his arbitrator within thirty (30) days after receiving the demand for arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list. The HKIAC shall select the third arbitrator. Each arbitrator shall be qualified to practice law in Hong Kong. If either party does not appoint an arbitrator within the time set forth above or if there are more than one Claimant or one Respondent and the Claimant (or Respondent as the case may be) fails to agree on the selection of the same arbitrator between themselves as provided above, the relevant appointment or selection shall be made by the HKIAC. The arbitration proceedings shall be conducted in English. If the HKIAC Rules are in conflict with the provisions of this Section 11.1 including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.1 shall prevail. The arbitration tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the Hong Kong and shall not apply any other substantive law. In making their award, the arbitrators shall have the authority to award attorney’s fees and other costs and expenses of the arbitration as they deem just and appropriate under the circumstances. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party may apply to a court of competent jurisdiction for enforcement of such award. A party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(c) This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

11.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledges that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledges that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

11.3   Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any federal or state court of the United States or any court of Hong Kong having jurisdiction and to immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it (i) will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds, and (ii) waives any requirement under applicable Law to post security as a prerequisite to obtaining equitable relief.

Article XII
TERMINATION

12.1 Termination Without Default.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written consent of the parties hereto.

(b) In the event that the Closing has not occurred by January 31, 2022 or such other date as the parties hereto may agree in writing (the “Outside Closing Date”), any party hereto shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party who is in a material breach of this Agreement and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Closing Date. Such right may be exercised by any party hereto with a written notice to the other party at any time after the Outside Closing Date.

12.2   Termination Upon Default.

(a) The Acquiror may terminate this Agreement by giving notice to TAG, B2B and Fintech on or prior to the Closing Date, without prejudice to any rights or obligations the Acquiror may have, if (i) the Closing has not occurred by the Outside Closing Date and the failure of the Closing to occur by then is caused by any of the Group Parties, (ii) there is any Legal Restraint restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement which cannot be, as reasonably believed by the Acquiror, resolved within ninety (90) days of the date of such Legal Restraint, or (iii) any of the Group Parties shall have materially breached any representation, warranty, agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date such that the condition to closing set forth in Section 9.2 would not satisfied (treating such time as if it were the Closing Date) and such breach shall not be cured within thirty (30) days following receipt by the Group Parties of a notice describing in reasonable detail the nature of such breach.

(b) TAG, B2B and/or Fintech may terminate this Agreement by giving notice to the Acquiror, without prejudice to any rights or obligations the terminating parties may have, if the Acquiror or the Merger Subs shall have materially breached any of their covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date such that the condition to closing set forth in Section 9.3 would not satisfied (treating such time as if it were the Closing Date) and such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Acquiror of a notice describing in reasonable detail the nature of such breach.

12.3 Survival. The provisions of Article XI through Article XIII shall survive any termination hereof.

Article XIII
MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to TAG B2B, B2BSub, HKSub, OPH, Fintech, any other Group Party (following the Closing) or the Shareholder Representative, to:

TAG International Limited

Trust Tower

68 Johnston Road, Wan Chai

Hong Kong

Attention: Ng Wing Fai

Email: Wfng@oneplatform.com.hk

TAG Asset Partners Limited

Trust Tower

68 Johnston Road, Wan Chai

Hong Kong

Attention: Ng Wing Fai

Email: Wfng@oneplatform.com.hk

OnePlatform International Limited

Trust Tower

68 Johnston Road, Wan Chai

Hong Kong

Attention: Ng Wing Fai

Email: Wfng@oneplatform.com.hk

OnePlatform Holdings Limited

Trust Tower

68 Johnston Road, Wan Chai

Hong Kong

Attention: Ng Wing Fai

Email: Wfng@oneplatform.com.hk

TAG Asia Capital Holdings Limited

Trust Tower

68 Johnston Road, Wan Chai

Hong Kong

Attention: Ng Wing Fai

Email: Wfng@oneplatform.com.hk

TAG Holdings Limited

Trust Tower

68 Johnston Road, Wan Chai

Hong Kong

Attention: Ng Wing Fai

Email: Wfng@oneplatform.com.hk

with a copy to (which shall not constitute notice):

Dechert LLP

One George Street

#16-03

Singapore 049415

Attn: Maria Pedersen

Email: maria.pedersen@dechert.com

if to the Acquiror:

AGBA Acquisition Limited

Room 1108, 11th Floor, Block B

New Mandarin Plaza, 14 Science Museum Road

Tsimshatsui East

Kowloon, Hong Kong

Attn: Vera Tan

Email: vera@vamadvisory.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Giovanni Caruso, Esq.

Email: gcaruso@loeb.com

Fax: +1 (212) 407-4866

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. Except as required by law and except with respect to Acquiror SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

13.5 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

13.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.8 Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9 Entire Agreement. This Agreement together with the Additional Agreements sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11 Construction of certain terms and references; captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Group Parties.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Group Parties Disclosure Schedules.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

13.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14 Waiver. Reference is made to the final IPO prospectus of the Acquiror, dated May 15, 2019 (the “Prospectus”). TAG, B2B, B2BSub, HKSub, OPH and Fintech have read the Prospectus and understand that the Acquiror has established the Trust Account for the benefit of the public shareholders of the Acquiror and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Acquiror may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Acquiror agreeing to enter into this Agreement, each of B2B, TAG, B2BSub, HKSub, OPH and Fintech hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the right of TAG, B2B, B2BSub, HKSub, OPH or Fintech to pursue a claim against the Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for the Acquiror to specifically perform its obligations under this Agreement) so long as such claim would not affect the Acquiror’s ability to fulfill its obligation to effectuate Acquiror Securities Redemption, and (y) nothing herein shall serve to limit or prohibit any claims that TAG, B2B, B2BSub, HKSub, OPH or Fintech may have in the future against the Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account upon completion of a Business Combination and any assets that have been purchased or acquired with any such funds).

13.15 Legal Representation. The Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, B2B, B2BSub, HKSub, OPH and Fintech), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Dechert LLP (or any successor) may represent the Group Parties or any of their directors, members, partners, officers, employees or Affiliates (collectively, the “Group Parties Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Additional Agreement or the Acquisition Merger, notwithstanding its representation (or any continued representation) of TAG or other Waiving Parties, and each of the Acquiror and each Group Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Acquiror acknowledges that the foregoing provision applies whether or not Dechert LLP provides legal services to any Group Party after the Closing Date. The Group Parties, for themselves and the Waiving Parties, hereby further irrevocably acknowledge and agree that all communications, written or oral, between any Group Parties or any member of the Group Parties Group and its counsel, including Dechert LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Additional Agreements or the Acquisition Merger, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Group Parties notwithstanding the Acquisition Merger, and instead survive, remain with and are controlled by the Group Parties Group (the “Privileged Communications”), without any waiver thereof. The Acquiror together with its Affiliates, Subsidiaries, successors or assigns, agrees that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of any Group Party or otherwise (including in the knowledge or the officers and employees of any Group Party), in any Legal Proceeding against or involving any of the parties after the Closing, and the Acquiror agrees not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of any Group Party or otherwise (including in the knowledge of the officers and employees of any Group Party).

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Acquiror:

AGBA ACQUISITION LIMITED

By:	/s/ Gordon Lee
	Name:	Gordon Lee
	Title:	Chief Executive Officer

Signature Page to the Business Combination Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TAG International Limited

By:	/s/ Shu Pei Huang, Desmond
Name: Shu Pei Huang, Desmond

TAG Asset Partners Limited

By:	/s/ Shu Pei Huang, Desmond
Name: Shu Pei Huang, Desmond

OnePlatform International Limited

By:	/s/ Shu Pei Huang, Desmond
Name: Shu Pei Huang, Desmond

OnePlatform Holdings Limited

By:	/s/ Ng Wing Fai
Name: Ng Wing Fai

TAG Asia Capital Holdings Limited

By:	/s/ Ng Wing Fai
Name: Ng Wing Fai

TAG Holdings Limited

By:	/s/ Ng Wing Fai
Name: Ng Wing Fai

[Signature Page to the Business Combination Agreement]

Schedule I.

Group Parties Disclosure Schedules

Schedule II.

Acquiror Disclosure Schedules

Schedule 7.7

Form of Accession Agreement

THIS ACCESSION AGREEMENT is made on _________ and made between:

(1) [AGBA Merger Sub I Limited / AGBA Merger Sub II Limited (the “Merger Sub”)];

(2) AGBA Acquisition Limited;

(3) TAG International Limited;

(4) TAG Asset Partners Limited;

(5) OnePlatform International Limited;

(6) OnePlatform Holdings Limited; and

(7) TAG Holdings Limited

This Accession Agreement is made on [date] by the Merger Sub in relation to that Business Combination Agreement, dated November 3, 2021, (the “Business Combination Agreement”) by and between AGBA Acquisition Limited (the “Acquiror”), TAG International Limited (“B2B”), TAG Asset Partners Limited (“B2BSub”), OnePlatform International Limited (“HKSub”), OnePlatform Holdings, Inc. (“OPH”), TAG Asia Capital Holdings Limited (“Fintech”) and TAG Holdings Limited (“TAG”).

WHEREAS

The Merger Sub intends to accede to the BCA in accordance with Section 7.7 therein.

THEREFORE, IT IS AGREED as follows:

1.	Terms defined in the Business Combination Agreement shall, unless otherwise defined in this Accession Agreement, bear the same meaning when used in this Accession Agreement.

2.	The Merger Sub confirms that it intends to be party to the Business Combination Agreement, undertakes to perform all of the obligations expressed to be assumed by it under the Business Combination Agreement, and agrees that it shall be bound by all provisions of the Business Combination Agreement as if it had been an original party to the Business Combination Agreement.

3.	The Acquiror, B2B, B2BSub, HKSub, OPH, Fintech and TAG agree that the Merger Sub shall, by execution of this deed, accede to the Business Combination Agreement as if it had been an original party thereto and be bound by all of the obligations expressed to be assumed by the Merger Sub under the Business Combination Agreement.

4.	The Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by laws of the state of New York.

[Signature pages below]

THIS AGREEMENT has been signed on behalf of each party hereto, is executed as a deed by the Merger Sub and is delivered on the date stated above.

The Merger Sub

[EXECUTED AS A DEED )

By: [AGBA Merger Sub I Limited / AGBA Merger Sub II Limited] )

_____________________________________ Director

_____________________________________ Director/Secretary

OR

[EXECUTED AS A DEED

By: [Full Name of Acceding Debtor]

_____________________________________ Signature of Director

_____________________________________ Name of Director

in the presence of

_____________________________________ Signature of Witness

_____________________________________ Name of Witness

AGBA Acquisition Limited

By:

_____________________________________

TAG International Limited

By:

_____________________________________

TAG Asset Partners Limited

By:

_____________________________________

OnePlatform International Limited

By:

_____________________________________

OnePlatform Holdings Limited

By:

_____________________________________

TAG Asia Capital Holdings Limited

By:

_____________________________________

TAG Holdings Limited

By:

_____________________________________

EXHIBIT A

Amended Charter

[To be attached following signing]

EXHIBIT B

Form of Articles of Merger

[To be attached following signing]

EXHIBIT C

Form of Employment Agreement

[To be attached following signing]

EXHIBIT D

Form of Lock-up Agreement

[To be attached following signing]